Exhibit 2.2

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

Portions of the schedules and exhibits have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant undertakes to furnish a copy of all omitted schedules and exhibits to the U.S. Securities and Exchange Commission upon its request.

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

NAKAMOTO INC.,

UTXO MANAGEMENT GP, LLC,

UTXO GP MERGER SUB, LLC,

DAVID BAILEY

AND

TYLER EVANS,

IN HIS INDIVIDUAL CAPACITY AND

AS EQUITYHOLDER REPRESENTATIVE

February 16, 2026

i

Article IV Conduct Prior To The Effective Time		17
4.1	Affirmative Conduct of the Company Business	17
4.2	Restrictions on Conduct of Company Business	17
Article V Additional Agreements		18
5.1	280G Matters	18
5.2	Issuance of Purchaser Capital Stock	18
5.3	Access to Information	18
5.4	Expenses	19
5.5	Further Actions	19
5.6	Tax Matters	20
5.7	Employee Matters	21
5.8	Company Closing Statement; Spreadsheet	22
5.9	Assumption/Payment of Debt; Release of Encumbrances	24
5.10	Confidentiality	24
5.11	Public Announcements	25
5.12	Closing Certificates	25
5.13	Director and Officer Indemnification	25
5.14	Audited Financial Statements	25
5.15	Section 16 Matters	26
5.16	Performance Fees	26
Article VI Conditions to the Merger		26
6.1	Conditions to the Obligations of Each Party to Effect the Merger	26
6.2	Conditions to the Obligations of Purchaser and Merger Sub	26
6.3	Conditions to the Obligations of the Company	29
Article VII Termination, Amendment and Waiver		29
7.1	Termination	29
7.2	Effect of Termination	30
7.3	Amendment	30
7.4	Extension; Waiver	31
Article VIII Indemnification		31
8.1	Survival	31
8.2	Indemnification	32
8.3	Limitations and Other Indemnification Matters	33
8.4	Release of the Holdback Shares	34
8.5	Claims	34
8.6	Third-Party Claims	35
8.7	Equityholder Representative	35
Article IX General Provisions		37
9.1	Notices	37
9.2	Interpretation	38
9.3	Counterparts	38
9.4	Entire Agreement; Parties in Interest	39
9.5	Assignment	39
9.6	Severability	39
9.7	Specific Performance and Other Remedies	39
9.8	Governing Law	39
9.9	Rules of Construction	40
9.10	WAIVER OF JURY TRIAL	40

ii

Appendixes

Appendix A	-	Defined Terms

Exhibits

Exhibit A	-	Form of Certificate of Merger
Exhibit B	-	Form of Lock-Up Agreement
Exhibit C	-	FIRPTA Certification
Exhibit D	-	FIRPTA Notification Letter

iii

Agreement and Plan of Merger

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of February 16, 2026 (the “Agreement Date”), by and among Nakamoto, Inc., a Delaware corporation (“Purchaser”), UTXO GP Merger Sub, LLC, a Tennessee limited liability company and wholly-owned Subsidiary of Purchaser (“Merger Sub”), UTXO Management GP, LLC, a Tennessee limited liability company (the “Company”), David Bailey, in his individual capacity (“Bailey”), Tyler Evans, in his individual capacity (“Evans”), and Evans, solely in his capacity as the agent for and on behalf of the Equityholders under this Agreement (the “Equityholder Representative”).

Recitals

Whereas, the Bailey and Evans are the record and beneficial owners of all of the issued and outstanding membership interests of the Company (the “Company Equity Interests”).

Whereas, the respective governing bodies of each of Merger Sub, the Company and Purchaser have determined that it would be advisable and in the best interests of each entity and its stockholders or equityholders, as applicable, that Purchaser acquire the Company through the statutory merger of Merger Sub with and into the Company, pursuant to which the Company would become a wholly-owned Subsidiary of Purchaser (the “Merger”), upon the terms and conditions set forth in this Agreement and in accordance with the applicable provisions of Delaware Law, and in furtherance thereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement and those of the Company Related Agreements to which their respective entities are a party.

Whereas, pursuant to the Merger, among other things, all of the issued and outstanding Company Equity Interests shall be converted into the right to receive shares of Purchaser Capital Stock in the manner, and on the terms and subject to the conditions, set forth herein.

Whereas, prior to the execution and delivery of this Agreement, each of the manager of the Company (the “Manager”) and the Equityholders, acting by unanimous written consent, have approved the execution of this Agreement and authorized the Merger and the other Transactions (the “Company Consent”), which Company Consent is currently in effect and has not been rescinded.

Whereas, concurrently with the execution of this Agreement, (i) BTC Inc., a Delaware corporation (“BTC”), exercised its call option to acquire the Company (the “BTC Option”) under the Master Marketing Services Agreement, dated May 12, 2025, by and among the Company, BTC, and UTXO Management, LLC a Puerto Rican limited liability company (the “UTXO MSA”) and (ii) Purchaser exercised its call option to acquire BTC (the “Purchaser Option”), under that certain Master Marketing Services Agreement by and among Nakamoto Holdings, Inc., a Delaware corporation (“Nakamoto Holdings”), BTC, and the other parties thereto, dated May 12, 2025 (the “BTC MSA”), which was assigned to and assumed by Purchaser pursuant to that certain Assignment and Assumption Agreement with Novation, dated August 14, 2025, by and between Purchaser and BTC (the “Assignment Agreement”).

Whereas, pursuant to the Assignment Agreement, Purchaser agreed that in connection with the exercise of both (x) the Purchaser Option and (y) the BTC Option, Purchaser would acquire both BTC and, through the acquisition of BTC, the Company, in exchange for the issuance of shares of Purchaser Capital Stock to the Sellers (as defined in the BTC MSA) at the per share price of $1.12.

Whereas, in order to more efficiently effectuate the closing of the transactions contemplated by the BTC Option and the Purchaser Option, the Company, BTC and Purchaser understand and have agreed to effect the transactions contemplated by the exercise of the BTC Option and Purchaser Option through the simultaneous acquisition of the Company and BTC by Purchaser.

Whereas, in furtherance of the foregoing, concurrently with this Agreement, Purchaser entered into an Agreement and Plan of Merger, by and among Purchaser, BTC Merger Sub, Inc., a Delaware corporation and wholly-owned Subsidiary of Purchaser (“BTC Merger Sub”), BTC, and the stockholder representative thereunder (the “BTC Merger Agreement”), pursuant to which BTC Merger Sub will merge with and into BTC, with BTC surviving the merger as a wholly-owned subsidiary of Purchaser (the “BTC Merger”).

Whereas, following the closing of the BTC Merger and the Merger hereunder, Purchaser will acquire both BTC and the Company and effectuate the transactions contemplated by both the UTXO MSA and the BTC MSA contemporaneously.

Whereas, for U.S. federal (and applicable state and local) income tax purposes, it is intended that (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) this Agreement constitutes and is hereby adopted as a “plan of reorganization” for purposes of Sections 354 and 361 and within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (iii) each of the parties hereto be a “party to the reorganization” within the meaning of Section 368(b) of the Code (collectively, the “Intended Tax Treatment”).

Whereas, each of the Company and Purchaser desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

Now, Therefore, in consideration of the representations, warranties, covenants and other agreements of each party contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereto hereby agree as follows:

Article I

The Merger

1.1 Certain Definitions. Unless specifically indicated otherwise, capitalized terms used in this Agreement, including the Schedules and Exhibits hereto, shall have the meanings assigned to such terms in this Agreement, including the Recitals, Appendix A and the Schedules hereto.

1.2 The Merger. At the Effective Time, on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger and the applicable provisions of Tennessee Law, Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company and shall become a wholly-owned Subsidiary of Purchaser. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company”.

1.3 Closing. Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the closing of the Merger (the “Closing”) shall take place remotely by the electronic exchange and release of counterpart signature pages on the second (2nd) Business Day following the satisfaction or waiver (to the extent permitted hereunder) of the conditions set forth in Article VI hereof (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions at the Closing), unless another date or place is mutually agreed upon in writing by Purchaser and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”.

1.4 Effective Time. At the Closing, Merger Sub and the Company shall cause a certificate and plan of merger to be executed and filed with the Secretary of State of the State of Tennessee, in accordance with the relevant provisions of Tennessee Law (the “Certificate of Merger”), and the Merger shall become effective upon the time of acceptance by the Secretary of State of the State of Tennessee of such filing or such later time as may be agreed to by Purchaser and the Company in writing (and set forth in the Certificate of Merger). The date and time when the Merger shall become effective is referred to herein as the “Effective Time”.

1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Tennessee Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become claims, obligations, liabilities, debts and duties of the Surviving Company.

1.6 Certificate of Formation and Operating Agreement. At the Effective Time, the certificate of formation of the Surviving Company shall be amended and restated as of the Effective Time to be identical to the certificate of formation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Tennessee Law; provided, however, that at the Effective Time, Article I of the certificate of formation of the Surviving Company shall be amended and restated in its entirety to read as follows: “The name of the company is UTXO Management GP, LLC”. At the Effective Time, the limited liability company agreement of the Surviving Company shall be amended and restated as of the Effective Time to be identical to the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Tennessee Law and as provided in the limited liability company agreement of the Surviving Company.

1.7 Managers and Officers.

(a) Managers of Surviving Company. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Company at the Effective Time, each to hold the office of a managers of the Surviving Company in accordance with the provisions of Tennessee Law and the certificate of formation and limited liability company agreement of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(b) Officers of Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company at the Effective Time, each to hold such office of the Surviving Company in accordance with the provisions of Delaware Law and the limited liability company agreement of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.8 Effect on Company Equity Interests.

(a) Company Equity Interests. On the terms and subject to the conditions set forth in this Agreement, by virtue of the Merger and without any further action on the part of any holder of Company Equity Interests or any other Person, at the Effective Time, each Equityholder’s Company Equity Interests issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive, subject to and in accordance with Section 1.9, such Equityholder’s Closing Pro Rata Portion of Total Closing Consideration, as adjusted pursuant to the terms set forth herein.

(b) Equity Interests of Merger Sub. All Equity Interests of Merger Sub that are issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of any holder of any Equity Interests of Purchaser, Merger Sub or the Company, be converted into and become one hundred percent (100%) of the Company Equity Interests (and the Equity Interests of the Company into which the Equity Interests of Merger Sub are so converted shall be the only Equity Interests of the Company that are issued and outstanding immediately after the Effective Time).

(c) Calculation of Consideration. For purposes of calculating the aggregate amount of shares of Purchaser Capital Stock issuable at any particular time pursuant to this Section 1.8, the aggregate number of shares of Purchaser Capital Stock to be issued to each Equityholder shall be rounded up to the nearest whole number.

(d) Holdback. At the Effective Time, the Holdback Shares shall be withheld from the Total Closing Consideration otherwise payable to the Equityholders on the Closing Date in accordance with such Equityholder’s Closing Pro Rata Portion. The Holdback Shares shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Agreement, including Article VIII, and shall be distributed in accordance the terms and conditions of this Agreement, including Article VIII.

1.9 Exchange Procedures.

(a) No Further Ownership Rights in the Company Equity Interests. All consideration paid or payable following the surrender for exchange of Company Equity Interests in accordance with the terms hereof shall be so paid or payable in full satisfaction of all rights pertaining to such Company Equity Interests. At the Effective Time, the books of the Company shall be closed and there shall be no further registration of transfers on the records of the Company of Company Equity Interests which were issued and outstanding immediately prior to the Effective Time.

(b) Legends. Each certificate or book-entry security entitlement representing any shares of Purchaser Capital Stock (or any other securities issued in respect of such shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event) issued to or held by any Equityholder in accordance with the terms hereof shall bear the following legend (in addition to any other legends required by any Legal Requirement, the Purchaser Restated Certificate, Purchaser’s bylaws or any other agreement to which such Equityholder is a party):

THE OFFER AND SALE OF THE SECURITIES EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR SUCH OTHER APPLICABLE LEGAL REQUIREMENT.

1.10 Withholding Rights. Purchaser, the Company, the Surviving Company, the Equityholder Representative and any Affiliate of any of the foregoing shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld therefrom under any provision of any Tax law or under any Legal Requirements. To the extent such amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

Article II

Representations and Warranties of the Company

Subject to such exceptions as are specifically set forth on Schedule A, the Company hereby represents and warrants to Purchaser and Merger Sub, as of the Agreement Date and as of the Closing Date, as though made at the Closing Date, the following:

2.1 Organization and Standing. The Company is duly formed, and is validly existing in good standing, under the Legal Requirements of the State of Tennessee. The Company has the requisite limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted would make such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. The Company has made available a true and correct copy of its certificate of formation, as amended to date (the “Certificate of Formation”). No indemnification claims have been asserted by any current or former manager or officer of the Company which have not been fully resolved.

2.2 Authority and Enforceability. The Company has all requisite limited liability company power and authority to enter into, execute and deliver this Agreement and all other agreements to be entered into by the Company in connection with this Agreement and the Merger (“Company Related Agreements”) and to consummate the Merger and the other transactions contemplated hereby and thereby. The entry into and the execution and delivery by the Company of this Agreement and any Company Related Agreements to which it is a party, the performance of the obligations hereunder and thereunder and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary limited and liability company and other action on the part of the Company, and no further action is required on the part of the Company to authorize the Agreement and any Company Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Company Related Agreements have been or will be duly executed and delivered by the Company, and shall constitute the valid and binding obligations of the Company, enforceable in accordance with their terms, subject to (a) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (b) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

2.3 Governmental Approvals and Consents. Except for the filing of the Certificate of Merger, no Permit, notice, waiver, approval, declaration, Order or authorization of, or filing with, any Governmental Entity (“Governmental Approval”), is required by, or with respect to, the Company in connection with the execution and delivery of this Agreement or any Company Related Agreement to which the Company is a party, the performance of its obligations hereunder or thereunder or the consummation of the Merger and any other transaction contemplated by this Agreement or any Company Related Agreement to which the Company is a party.

2.4 No Conflicts. The execution and delivery by the Company of this Agreement and the execution and delivery by the Company of the Company Related Agreements to which the Company is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Company Related Agreements to which the Company is a party, does not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a payment obligation, consent, waiver, approval, termination, cancellation, modification, or acceleration of any obligation or loss of any benefit (or any right with respect to the foregoing) (any such event, a “Conflict”) under (a) any provision of the Charter Documents, as amended, (b) any Material Contract to which the Company is a party, or (c) any Legal Requirement applicable to the Company.

2.5 Company Capital Structure.

(a) The authorized membership interests of the Company consist solely of limited liability company interests issued pursuant to the Charter Documents, all of which are reflected as percentage interests of the Company. All outstanding Company Equity Interests are duly authorized, validly issued, fully paid and non-assessable, and, except for the UTXO MSA, are not subject to any Encumbrances, outstanding subscriptions, preemptive rights, rights of first refusal, “put” or “call” rights created by statute, the Charter Documents or any other Contract to which the Company is a party or by which it or any of its assets are bound, and have been issued in compliance with all applicable Legal Requirements and all requirements set forth in the Charter Documents and all Contracts to which the Company is a party or by which it or any of its assets are bound. The Company has no liability for distributions accrued or declared but unpaid. The Company does not own, nor has it entered into an agreement to acquire, any Equity Interests in any Person. The Company has not adopted, sponsored or maintained any option or any other plan or agreement providing for equity related compensation to any Person.

(b) Other than the Company Equity Interests, there are no authorized, issued or outstanding Equity Interests of the Company.

(c) No Company Indebtedness contains any restriction upon the prepayment of any such Indebtedness. With respect to each such item of Company Indebtedness, as applicable, the Company is not in default and no payments are past due. After giving effect to the Closing, the Company will not have any Indebtedness.

(d) The information contained in the Spreadsheet will be true, correct and complete in all respects as of the Closing Date and the payments to be made based on the information contained therein will be accurate and in accordance with applicable Legal Requirements, the terms of this Agreement, the Charter Documents, and all other Contracts among the Company and/or any of the Equityholders, and no Equityholder or any other Person will be entitled to any portion of the Total Closing Consideration except as provided in the Spreadsheet.

2.6 Litigation. There is no Action pending, or, to the Company’s knowledge, threatened, against the Company, or any of its properties or assets (tangible or intangible). There is no Action by the Company currently pending. The Company is not a party to any Order or, to the knowledge of the Company, subject to the provisions of any Order, and there is no outstanding Order issued by a Governmental Entity which challenges or questions the legal right of the Company to conduct its operations as presently conducted.

2.7 Intellectual Property.

(a) The Company has made available to Purchaser all issued patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations owned by the Company. To the knowledge of the Company, the Company owns or has the valid and enforceable right to use pursuant to a Contract the right to use all Intellectual Property used in or held for use in or necessary for the conduct of the Business (the “Company Intellectual Property”), free and clear of all Liens, other than Permitted Liens. To the knowledge of the Company, all of the registered Company Intellectual Property owned by the Company is valid, subsisting and in full force and effect. To the knowledge of the Company, all required filings and maintenance fees related to the registered Company Intellectual Property owned by the Company have been timely filed with and paid to the relevant Governmental Entity and authorized registrars, and all such registered Company Intellectual Property is otherwise in good standing.

(b) Non-Infringement. To the knowledge of the Company, the conduct of the Business has not infringed, misappropriated or otherwise violated the Intellectual Property of any Person; and, to the knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated any Company Intellectual Property. The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s right to own, use or hold for use any Company Intellectual Property owned by the Company.

2.8 Privacy and Data Protection.

(a) To the knowledge of the Company, since the Lookback Date, the Company has not suffered any data security breach or other data incident with respect to the Covered Data in its possession or control and Technology used by it, which resulted in any unauthorized access to, or any unauthorized use, modification, disclosure, transfer, or other processing of, any such information or Technology.

(b) The Company has not included or currently includes any “sensitive personal information” or “sensitive personal data” or “special categories of personal data” (as such terms are defined under Privacy Legal Requirements) or material confidential or proprietary information of the Company or of any third Person under an obligation of confidentiality by Company as training data or in any prompts or inputs into any AI Tools.

2.9 Compliance with Legal Requirements; Permits.

(a) The Company is, and during the past three (3) years has been, in compliance in all material respects with all applicable Legal Requirements. During the past three (3) years, the Company, in connection with or relating to the Business, has not received from any Governmental Entity any written or, to the Company’s knowledge, oral notice inquiry, warning letter, request for information, or internal or external allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit, in each case concerning any actual or potential violation or wrongdoing related to any such applicable Legal Requirement that remains unresolved. The Company has implemented policies, procedures, and internal controls reasonably designed to ensure compliance with all applicable Legal Requirements, including Ex-Im Laws, Anti-Corruption Laws, and Sanctions Laws.

(b) The Company has not received any written notification that it has not obtained all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from any Governmental Entity (collectively, “Permits”) for the Company to conduct its business, except where the failure to obtain such Permits would not have a Material Adverse Effect. The Permits held are valid and in full force and effect.

(c) During the past three (3) years, the Company has not materially violated any applicable Anti-Corruption Law or in violation of any Anti-Corruption Law: (i) directly or indirectly offered, authorized, paid, or given anything of value to any Government Official or commercial entity for the purpose of improperly obtaining or retaining business; (ii) directly or indirectly solicited, authorized, or accepted the receipt of anything of value from any Government Official or commercial entity for the purpose of improperly obtaining or retaining business; or (iii) created or caused the creation of any false or inaccurate entries in the Company’s business records, financial books and records, personnel records, legers, sales accounting records, Tax records and related work papers and other books and records (collectively the “Books and Records”). To the Company’s knowledge, no Company director, officer, or employee is a Government Official or close family member of a Government Official.

(d) Neither the Company nor, to the Company’s knowledge, any of its officers, manager, directors, employees, or agents is or has been a Sanctioned Person. Since April 24, 2019, the Company has not engaged in any dealings or transactions in material violation of applicable Sanction Laws, including transactions with any Sanctioned Person or involving any Sanctioned Country.

(e) None of the representations and warranties contained in this Section 2.7 shall be deemed to relate to employee benefits or employment matters (which are governed by Section 2.14), or tax matters (which are governed by Section 2.12).

2.10 Real Property. The Company does not and has not owned any real property. The Company does not lease any real property to any other Person. The Company has made available to Purchaser true, accurate and complete copies of the leases, in each case, as amended, supplemented and modified as of the Closing Date (each, a “Lease”), for each real property that the Company leases from unaffiliated parties (collectively, the “Leased Real Property”). Each Lease (a) has been duly authorized and executed by Company and is in full force and effect, and there exists no material breach or default by Company or, to the knowledge of the Company, by any other party under such Lease; and (b) the Company has not received any written notices from the land owner or any Governmental Entity that the Leased Real Property, or buildings or improvements may be in violation of any Legal Requirements, or that they may not be used for the purposes for which they are currently being used by Company.

2.11 Company Financial Statements. The Company made available to Purchaser true, correct and complete copies of its financial statements consisting of the balance sheets of the Company for the fiscal years ended December 31, 2023, December 31, 2024, and as of September 30, 2025 and the related statements of income and retained earnings for the nine (9) month period then ended (collectively, the “Financial Statements”). The Financial Statements have been prepared on a consistent basis throughout the periods involved (except for the absence of footnotes), but, for avoidance of doubt, have not been prepared in accordance with GAAP. The Financial Statements (a) are true and correct in all material respects and (b) fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. For purposes of this Agreement, the balance sheet of the Company as of September 30, 2025 (the “Balance Sheet Date”) is referred to hereinafter as the “Balance Sheet.”

2.12 Absence of Certain Changes. Except as expressly contemplated by this Agreement, from the Balance Sheet Date until the date of this Agreement, the Company has operated in the ordinary course of business in all material respects and (a) there has not been a Material Adverse Effect, (b) the Company has not suffered any loss, damage or destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance, and (c) there has not been any event, occurrence, fact, condition or change that is materially adverse to the ability of the Company to consummate the transactions contemplated hereby.

2.13 No Brokers. The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Company, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement.

2.14 Tax Matters.

(a) The Company has: (i) timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects; and (ii) timely paid all Taxes shown to be due on any such Tax Return, and all other material Taxes due and payable except for Taxes being contested in good faith.

(b) The Company has timely withheld and paid over to the appropriate Governmental Entity all Taxes which it is required to withhold from amounts paid or owing to any employee, shareholders, creditor, holder of securities or other third party, and has complied with all information reporting (including Internal Revenue Service Form 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(c) There are no Encumbrances attributable to Taxes encumbering the assets of the Company or the Company Equity Interests, except for statutory Encumbrances for current Taxes not yet due and payable.

(d) To the knowledge of the Company, there are no: pending or threatened claims by any Governmental Entity with respect to Taxes of the Company, or (ii) deficiencies for any Tax, or claim for additional Taxes, claimed, issued or raised by any Governmental Entity that has not been properly reflected in the Financial Statements.

(e) The Company will not be required to include any material item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing Date as a result of any: (i) change in method of accounting for any period beginning on or prior to the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Legal Requirements), (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirements) executed on or prior to the Closing Date, (iv) intercompany transactions or excess loss accounts described in Treasury Regulations Section 1.1502-13 or 1.1502-19 or otherwise pursuant to Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provisions of state, local or foreign Legal Requirements), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid income received or accrued on or prior to the Closing Date, (vi) method of accounting that defers the recognition of income to any period ending after the Closing Date, or (vii) modification or forgiveness of any indebtedness made on or prior to the Closing Date.

(f)  The Company is not a party to or bound by, or has any obligation under, any Tax Sharing Agreement.

(g) No power of attorney with respect to Taxes that currently is in effect has been granted by the Company.

(h) The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(i)  The Company has been properly treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes effective as of February 7, 2026.

2.15 Material Contracts.

(a) The Company has made available to Purchaser true, correct and complete copies of or, to the extent oral, a description of, any Contract, including all amendments or modifications thereto, (x) to which the Company is a party, (y) by which the Company or any of its assets is bound or under which the Company has any obligation, or (z) under which the Company has any right or interest:

(i)  relating to any arrangements with limited partners of the Private Funds, including but not limited to, any side letters or similar agreements;

(ii) imposing any restriction on the right or ability of the Company: (A) to engage in any business practices; or (B) to compete with any other Person or to engage in any line of business, market or geographic area;

(iii)  relating to the settlement of any Action regarded a disputed amount in excess of $500,000;

(iv)  relating to (A) the disposition or acquisition of material assets or any material interest in any Person or business enterprise or (B) the acquisition, issuance or transfer of any securities of another Person, in each case, other than in the ordinary course of business;

(v) relating to any mortgages, indentures, guarantees, pledges or performance or completion bonds, indemnity or surety arrangements, loans or credit agreements, security agreements or other Contracts or instruments relating to Indebtedness or extension of credit or the creation of any Encumbrance with respect to any asset of the Company;

(vi)  creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, including any agreements requiring the Company to pay royalties;

(vii) that was entered into outside the ordinary course of business of the Company and that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $500,000 in any calendar year;

(viii) all employment, independent contractor or consulting, deferred compensation, severance or bonus Contracts with any current or former employee, officer, director, or other individual service provider of the Company that (A) provides for (1) annual compensation that could exceed $250,000, (2) payment of any severance benefits, or (3) any change in control, retention, or other payments that would be triggered solely by the consummation of the transactions contemplated by this Agreement or any other transaction document or (B) cannot be terminated upon sixty (60) days’ notice or less without further payment, liability, or obligation; or

(ix)  that contemplates or involves: (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $300,000 in the aggregate; or (B) the performance of services having a value in excess of $300,000 in the aggregate.

(b) The 210K Capital LPA and, to the knowledge of the Company, each other Material Contract, is valid and in full force and effect and binding on all parties thereto in accordance with its terms, subject to Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and rules of law governing specific performance, injunctive relief and other equitable remedies. The Company is not in breach of, or default under, any Material Contract and, to the knowledge of the Company, no other Person has violated or breached in any material respect, or committed any default under, any Material Contract (including, for the avoidance of doubt, the 210K Capital LPA). “Material Contracts” means any Contract made available to Purchaser pursuant to Section 2.16(a) and any Contract entered into after the Agreement Date and prior to Closing that would have been required to be made available to Purchaser pursuant to Section 2.16(a) if such Contract had been entered into on or prior to the Agreement Date.

2.16 Employee Benefit Plans and Compensation.

(a) The Company has made available to Purchaser copies of any employee benefit plans (within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and each other employee benefit, retirement, employment, consulting, compensation, incentive, bonus, deferred compensation, stock option, equity, restricted stock, stock appreciation right, phantom equity, change in control, retention, severance, vacation, insurance, paid time off, welfare and fringe-benefit agreement, plan, policy and program covering one or more current or former employees of the Company or their dependents and currently is, or was within the three years immediately preceding the Closing Date, maintained, sponsored, contributed to, or required to be contributed to by the Company, or under which the Company has any liability (each, a “Benefit Plan”).

(b) To the knowledge of the Company, each Benefit Plan complies with its terms and all applicable Legal Requirements, (including ERISA) and the Internal Revenue Code of 1986 (as amended, the “Code”) in all material respects. The Company has timely paid all contributions or premiums due and payable under each Benefit Plan, and the Company will have timely paid contributions and premiums due and payable with respect to any Benefit Plan as of the Closing. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the IRS, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan is exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the IRS or the unavailability of reliance on such opinion letter from the IRS.

(c) Employment Matters. Since the Lookback Date, the Company has materially complied with all applicable Legal Requirements pertaining to employment and employment practices to the extent they relate to employees of the Company, except to the extent such non-compliance would not be material to the Company. There are no Actions against the Company pending, or to the knowledge of the Company, threatened to be brought or filed, by or with any Governmental Entity or arbitral tribunal in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any Action relating to unfair labor practices, employment discrimination, harassment, retaliation, leave, accommodation, minimum wages, overtime compensation, equal pay or any other hiring, employment or employment termination related matter arising under applicable Legal Requirements. The Company is not aware that any officer or key employee, or that any group of key employees, intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing. The employment of each officer and each employee of the Company is terminable at the will of the Company, subject to general principles of wrongful termination of employees.

(d) Labor Matters. The Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its employees. Since the Lookback Date, there has not been, nor, to the knowledge of the Company, has there been any threat of, any strike, slowdown, work stoppage, picketing or other similar labor disruption or dispute affecting the Company.

2.17 Interested Party Transactions. No officer, manager, or Key Employee or, to the knowledge of the Company, Equityholder, or holder of any Equity Interests of the Company (nor any Affiliate or immediate family member of any of such Persons, or any trust, partnership or corporation in which any of such Persons has or has had an interest) (each, an “Interested Party”) has, directly or indirectly, (i) any interest in any Person that licensed or licenses from or to, purchased or purchases from, sold or sells or furnished or furnishes to the Company any Intellectual Property or goods or services or (ii) any interest in, or is a party to, any Contract to which the Company is a party; provided, however, that ownership of no more than two percent (2%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any Person” for purposes of this Section 2.17.

2.18 Complete Copies of Materials. The Company has made available true and complete copies of each document (or summaries of the same) that has been requested by Purchaser or its counsel, including true and complete copies of all Material Contracts.

2.19 Private Funds.

(a) Each Private Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority to own, lease, or otherwise hold its properties and assets and to carry on its business as it is now conducted. Each Private Fund is qualified, licensed, or registered to do business in each jurisdiction where it is required to do so under applicable Legal Requirements. All of the outstanding Equity Interests of each Private Fund (as applicable) are duly authorized, validly issued, fully paid, and non-assessable, and none of such Equity Interests have been issued in violation of any Legal Requirement. All Equity Interests of the Private Funds that have been and are being offered for sale have been exempt from registration under the Securities Act, including that the Company had a reasonable belief that each Investor at the time of any purchase of interests was an accredited investor as such term is used in the Securities Act, and are exempt from registration or qualification under the securities laws of each state or other jurisdiction in which such shares or other ownership interests have been or are being offered for sale, and no action has been taken by the Private Funds or any Governmental Entity to revoke, withdraw, or rescind any such registration or qualification. No Private Fund is, or at any time since its inception has been, required to register as an investment company under the Investment Company Act.

(b) As to each Private Fund, there has been in full force and effect an Advisory Contract at all times that the Company was performing Investment Management Services for such Private Fund, and each such Advisory Contract pursuant to which the Company has received compensation respecting its activities in connection with any of the Private Funds was duly approved in accordance with all Legal Requirements.

(c) Each Private Fund holds, and has held all licenses, franchises, permits, qualifications, accreditations, certificates, registrations, consents, orders, exemptions, agreements, and memberships and other authorizations and approvals issued by or obtained from any Governmental Entity necessary for the lawful ownership and use of their respective properties and assets and the conduct of their respective businesses under and pursuant to each applicable Legal Requirement (collectively, “Fund Permits”). Each of the Company and of the Private Funds has complied in all material respects with each such Fund Permit. All such Fund Permits are valid, in good standing, and in full force and effect and are not subject to any proceedings for the suspension, material modification, cancellation, refusal to renew, or revocation thereof or actions related thereto. The consummation of the Transactions will not result in any revocation, cancellation, material limitation, or suspension of any such Fund Permits. No condition exists that, with notice or lapse of time or both, would constitute default under, or result in the revocation, suspension, withdrawal, cancellation, or termination of, any Fund Permit.

(d) There are no special restrictions or Orders on or with regard to any of the Private Funds. Each of the Company and of the Private Funds has timely filed all documents that it was required to file with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith, and all authorizations, licenses, consents, and approvals required by all Legal Requirements have been obtained in relation to the Private Funds. As of their respective dates, the public filings of each Private Fund complied in all material respects with the requirements of the federal securities laws applicable to such public filings and did not at the time they were filed, and did not during the period of their authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(e) True, correct, and complete copies of: (x) the audited financial statements of each Private Fund, for the fiscal years ended on December 31, 2024 and December 31, 2023, respectively; and (y) the unaudited financial statements of each Private Fund, for the nine (9) month period ended September 30, 2025, have been made available to Purchaser. The audited and unaudited, as applicable, financial statements of each Private Fund fairly present in all material respects the financial condition of such Private Fund as of or for the periods ended on the respective dates of such audited and unaudited financial statements, in each case, in accordance with applied on a consistent basis (except as otherwise noted therein, subject to year-end adjustments and footnote disclosures with respect to the unaudited financial statements).

(f)  To the knowledge of the Company, there does not exist, as of the date of this Agreement, any clawback or similar obligation to any Private Fund, and no such obligation is expected to exist at the next measurement date for such clawback obligations.

(g) Since its inception: (i) each Private Fund has been in compliance with all Legal Requirements in all material respects; and (ii) there have been no legal or governmental actions, investigations, inquiries, or proceedings pending or, to the knowledge of the Company, threatened against any Private Fund.

(h) No client or Investor in a Private Fund has provided written notice to the Company of any unresolved material dispute such client or Investor has with the Company. No Investor in any Private Fund has sought or, to the knowledge of the Company, threatened to seek removal of the Company from the role of investment advisor, investment manager, general partner, managing member, or manager with respect to such Private Fund, and to the knowledge of the Company, there are no facts or circumstances that, after notice or lapse of time or both, would constitute cause for removal under the Governing Documents or Advisory Contract relating to any Private Fund.

(i)  Except for customary “most-favored nations” provisions with Investors in Private Funds set forth in side letters that have been made available to Purchaser, there are no contracts, agreements, arrangements, or understandings pursuant to which the Company or any of its employees have undertaken or agreed to cap, waive, offset, reimburse, or otherwise reduce any or all future fees or charges payable by or with respect to any client or Investor.

2.20 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to Purchaser or any of its officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by the Company in this ARTICLE II and the Company Related Agreements, the Company expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied. The representations and warranties of the Company contained in this ARTICLE II and in the Company Related Agreements are the only representations and warranties made by the Company in connection with the transactions contemplated by this Agreement and by the Company Related Agreements and supersede any and all previous written and oral statements, if any, made by the Company or any of its Representatives.

Article III

Representations and Warranties of Purchaser and Merger Sub

Except as disclosed in Purchaser’s SEC Reports prior to the date of this Agreement (but excluding any disclosures under the heading “Risk Factors” and any disclosure of risks included in any “forward looking statements” disclaimers or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), Purchaser and Merger Sub hereby represent and warrant to Company as follows:

3.1 Organization and Standing. Each of Purchaser and Merger Sub is a duly organized, validly existing and in good standing under the Legal Requirements of its state of formation. Each of Purchaser and Merger Sub has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as currently conducted.

3.2 Authority and Enforceability. Each of Purchaser and Merger Sub has all requisite corporate power and authority to enter into this Agreement and all other agreements to be entered into by Purchaser and Merger Sub in connection with this Agreement and the Merger (“Purchaser Related Agreements”) and to consummate the Merger and the other transactions contemplated hereby and thereby. The entry into and the execution and delivery by each of Purchaser and Merger Sub of this Agreement and any Purchaser Related Agreements to which it is a party and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate and other action on the part of each of Purchaser and Merger Sub, and no further action is required on the part of Purchaser or Merger Sub to authorize the Agreement and any Purchaser Related Agreements to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Purchaser Related Agreements have been or will be duly executed and delivered by Purchaser and Merger Sub, as applicable, and shall constitute the valid and binding obligations of Purchaser and Merger Sub, as applicable, enforceable in accordance with their terms, subject to (a) applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally and (b) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.

3.3 Governmental Approvals and Consents. No Governmental Approval is required by or with respect to Purchaser or Merger Sub in connection with the execution and delivery of this Agreement and any Purchaser Related Agreements or the consummation of the Merger and the other transactions contemplated hereby and thereby, except for such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws or the Nasdaq Stock Market LLC (“NASDAQ”).

3.4 No Conflicts. The execution and delivery by Purchaser of this Agreement and the Purchaser Related Agreements to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation of the Merger and the other transactions contemplated by this Agreement and the Purchaser Related Agreements to which it is a party, does not and will not Conflict with any Legal Requirement applicable to Purchaser or any of its properties or assets (whether tangible or intangible).

3.5 Capitalization of Purchaser; Valid Issuance. All of the issued and outstanding equity interests of Purchaser have been duly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any purchase or call option, right of first refusal, subscription right or preemptive right. The shares of Purchaser Capital Stock to be issued to Equityholders in the Merger pursuant to the terms hereof, will be, when issued by Purchaser in accordance with the terms of this Agreement, (i) duly authorized, validly issued, fully paid, and non-assessable, (ii) free of Encumbrances and restrictions on transfer other than Encumbrances and restrictions on transfer under this Agreement, under applicable state and federal securities Legal Requirements, and any Encumbrances or restrictions imposed as a result of the nature or identity of the applicable Equityholder, (iii) issued in compliance with all applicable securities Legal Requirements and (iv) not issued in violation of any purchase or call option, right of first refusal, subscription right or preemptive right.

3.6 Operations of Merger Sub. Merger Sub is wholly-owned directly by Purchaser, was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.7 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

3.8 Absence of Litigation. There are no Actions pending against, or, to the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries, in each case before any arbitrator or Governmental Entity, which in any manner challenges or seeks to prevent, enjoin, materially alter or materially delay the consummation of the transactions contemplated by this Agreement.

3.9 Purchaser for Investment; Investigation. Purchaser is purchasing the Company Equity Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Purchaser (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Company Equity Interests and is capable of bearing the economic risks of such investment. Purchaser is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of investments such as the Company Equity Interests as contemplated hereunder. Purchaser (a) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company, and (b) has been furnished with or given full access to such Key Employees, documents, facilities and other information about the Company and it business and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Purchaser has received all materials relating to the business of the Company that it has requested and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or of any representation or warranty made by the Company herein or to otherwise evaluate the merits of the transactions contemplated hereby. The Company has answered, to Purchaser’s satisfaction, all inquiries that Purchaser and its Representatives have made concerning the business of the Company or otherwise relating to the transactions contemplated hereby.

3.10 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Company or any of its officers, directors, employees, agents or Representatives of any documentation or other information (including any financial projections or other supplemental data), except for the representations and warranties made by Purchaser in this ARTICLE III and the Purchaser Related Agreements, Purchaser expressly disclaims any representations or warranties of any kind or nature, whether written or oral, express or implied. The representations and warranties of Purchaser contained in this ARTICLE III and in the Purchaser Related Agreements are the only representations and warranties made by Purchaser in connection with the transactions contemplated by this Agreement and by the Purchaser Related Agreements and supersede any and all previous written and oral statements, if any, made by Purchaser or any of its Representatives.

3.11 Securities Filings. Purchaser has timely filed or furnished, as applicable, all forms, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”), since May 13, 2024 (the forms, reports, registrations and other documents referred to above as amended prior to the date hereof, and those that Purchaser may file after the date hereof until the Closing, being, collectively, the “Purchaser SEC Reports”). The Purchaser SEC Reports (i) at the time filed with either the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did or will not, at the time they were or are to be filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Purchaser SEC Report or necessary in order to make the statements made in such Purchaser SEC Report, in the light of the circumstances under which they were made, not misleading. As of the Agreement Date, there are no outstanding or unresolved comments in comment letters from the SEC with respect to Purchaser SEC Reports filed on or prior to the Agreement Date. To the knowledge of Purchaser, none of Purchaser SEC Reports filed on or prior to the Agreement Date are subject to ongoing SEC review or investigation as of the Agreement Date.

3.12 Financial Statements; Internal Controls.

(a) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained or to be contained in the Purchaser SEC Reports was at the time filed (or if amended prior to the date hereof, when so amended) (or, for future filings, will be) prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the related notes thereto) and at the dates involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and each fairly presents (or, for future filings, will present), in all material respects, the consolidated financial position, results of operations and cash flows of Purchaser and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have had, and would not have, individually or in the aggregate, a materially adverse effect on the financial statements).

(b) Purchaser owns directly or indirectly all of the issued and outstanding Equity Interests of each of the Subsidiaries of Purchaser.

(c) Other than (i) pursuant to the Warrant Agent Agreement by and between Purchaser and VSTock Transfer, LLC (as amended) and (ii) in connection with the PIPE Investment and the related subscription agreements, Purchaser has not granted any outstanding options, stock appreciation rights, rights or other securities convertible into or exchangeable or exercisable for Purchaser Capital Stock or any other class of stock of Purchaser, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Purchaser Capital Stock or other class of stock of Purchaser or the value of which is determined by reference to Purchaser Capital Stock or other class of stock of Purchaser, and there are no contracts of any kind which may obligate Purchaser to issue, purchase, redeem or otherwise acquire any of Purchaser Capital Stock or other class of stock of Purchaser.

Article IV

Conduct Prior To The Effective Time

4.1 Affirmative Conduct of the Company Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent that Purchaser shall otherwise consent or request in writing, the Company shall conduct the business of the Company, respectively, in the ordinary course of business consistent with past practice, all with the goal of preserving the goodwill and ongoing business of the Company, through the Effective Time.

4.2 Restrictions on Conduct of Company Business. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement or the Effective Time, except as otherwise provided, the Company shall not without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of its Equity Interests;

(c) issue, grant, deliver, sell or purchase any Company Equity Interests or equity-based awards (whether payable in cash, stock or otherwise) or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any of them to issue or purchase any such shares or other convertible securities;

(d) form a subsidiary or acquire an interest in any corporation, association, joint venture, partnership or other business entity or division thereof;

(e) other than in the ordinary course of business consistent with past practice, dispose of any material assets (whether tangible or intangible) of the Company;

(f)  create an Encumbrance over any asset of the Company;

(g) commence any Action or settle any Action or threat of any Action by or against the Company involving amounts in controversy in excess of $500,000;

(h) make, revoke or amend any Tax election, change any annual accounting period, adopt or change any method of accounting or reverse of any accruals (except as required by a change in Legal Requirements or GAAP), file any amended Tax Returns, sign or enter into any closing agreement or settlement agreement with respect to any, or compromise any, claim or assessment of Tax liability, surrender any right to claim a refund, offset or other reduction in liability, consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case, with respect to Taxes, or act or omit to act where such action or omission to act could reasonably be expected to have the effect of increasing any present or future Tax liability or decreasing any present or future Tax benefit for the Company, Purchaser or its Affiliates;

(i)  take, commit, authorize, propose, or agree or otherwise to take, any of the actions described in clauses (a) through (h) of this Section 4.2.

Article V

Additional Agreements

5.1 280G Matters.

(a) If the consummation of the Merger could, in the Company’s reasonable good faith judgment, reasonably be expected to constitute a “change in ownership or control” (within the meaning of Treas. Reg. Section 1.280G-1, Q/A-2(b)) of the Company and any “disqualified individual” (within the meaning of Section 280G(c) of the Code) with respect to the Company has the right to receive or retain any payments or benefits that could constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code), then the Company will (i) solicit and use commercially reasonable efforts to obtain from each such individual a waiver of such individual’s rights to receive or retain some or all of such payments and benefits (the “Waived Payments”) so that any remaining payments and benefits will not be “parachute payments,” and (ii) with respect to each individual who agrees to such waiver, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations thereunder, the right of any such individual to receive or retain the Waived Payments. No later than three calendar days prior to soliciting such waivers and approval, Company will provide drafts of such waivers and disclosure and approval materials to Purchaser and its counsel for its reasonable review and comment, which comments will be considered in good faith by Company. To the extent applicable, prior to the Closing Date, Company will deliver to Purchaser evidence that a vote of holders of the equity interests of the Company was solicited in accordance with the provisions of Section 280G(b)(5) of the Code and the regulations thereunder and that either (i) the requisite number of votes of holders of the equity interests of the Company was obtained with respect to the Waived Payments or (ii) such requisite number of votes was not obtained and, as a result, no Waived Payments will be retained, made, or provided.

(b) The Manager shall not alter, modify, change or revoke its unanimous approval of this Agreement, the Merger and the transactions contemplated hereby.

5.2 Issuance of Purchaser Capital Stock. The shares of Purchaser Capital Stock issuable in exchange for the Company Equity Interests pursuant to this Agreement are intended to be issued pursuant to one or more exemptions from registration under Regulation D of the Securities Act and the exemption from qualification under applicable state securities laws. The Company and, following Closing, the Equityholder Representative shall assist Purchaser as may be necessary to comply with the securities and blue sky laws relating to the transactions contemplated by this Agreement. The Company shall use its commercially reasonable efforts to obtain from each Equityholder an Accredited Investor Questionnaire after the Agreement Date but prior to the Effective Time. The Company shall promptly deliver to Purchaser a copy of each executed Accredited Investor Questionnaire upon receipt thereof from any Equityholder pursuant to such solicitation.

5.3 Access to Information. To the fullest extent permitted by applicable Legal Requirements, each of the Company shall afford Purchaser and its Representatives reasonable access, upon reasonable notice, during the period from the Agreement Date to the Effective Time to (a) all of the properties, Books and Records, and Contracts of the Company during normal business hours for the purpose of conducting an investigation of the financial condition, status, business, properties and assets of the Company, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Legal Requirement) of the Company as Purchaser may reasonably request, and (c) all current Company Employees as identified by Purchaser. The Company shall make available to Purchaser and its Representatives copies of internal financial statements and other records (including Tax Returns and supporting documentation) promptly upon request.

5.4 Expenses. Except as otherwise expressly provided in this Agreement or any Related Agreement, all fees and expenses (including the fees and expenses of financial advisors, accountants and legal counsel) incurred in connection with this Agreement and the Related Agreements and the Transactions shall be paid by the party or parties hereto, as applicable, incurring such expenses, whether or not the Transactions are consummated.

5.5 Further Actions.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the Merger, including, without limitation, using its commercially reasonable efforts to obtain all permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities as are necessary for the consummation of the Merger and to use commercially reasonable efforts to take such other actions to cause all of the conditions of the other party or parties hereto to consummate the Merger set forth in Article VI to be satisfied promptly.

(b) Each of the Company and Purchaser shall, and shall cause each of their respective Subsidiaries to, promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity that may be reasonably required to consummate the Merger and other Transactions as promptly as possible after the execution of this Agreement. Each of the Company and Purchaser shall use its commercially reasonable efforts to obtain all such authorizations, approvals and consents. To the extent permitted by applicable Legal Requirements, each of the Company and Purchaser shall promptly inform the other of any material communication between the Company or Purchaser and any Governmental Entity regarding the Merger and the other Transactions. If the Company or Purchaser shall receive any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to the Merger or any other transaction contemplated by this Agreement, then the Company or Purchaser (as applicable) shall make, or cause to be made, as soon as reasonably practicable, a response in compliance with such request, after consultation with the other (to the extent permitted by applicable Legal Requirements).

(c) Notwithstanding anything to the contrary contained in this Agreement, except with the written consent of Purchaser, the Company shall not take any action to, or cause any Person to, and none of Purchaser or its Subsidiaries or Affiliates shall be required to, consent or proffer to divest, hold separate, or enter into any license or other Contract with respect to, agree to restrict the ownership or operation of, or otherwise change or modify any business or asset of Purchaser or the Company in order to resolve any objections of the Federal Trade Commission, the Antitrust Division of the Department of Justice, any state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction asserted under relevant Competition Laws with respect to the Merger or any of the other Transactions (collectively, any “Anti-Trust Objections”). Notwithstanding anything to the contrary herein, in no event shall the Company or Purchaser be obligated to commence, defend, litigate, appeal, or participate in the commencement, defense, litigation or appeal of any Action, whether judicial or administrative in connection with any Anti-Trust Objection.

(d) Each party hereto, at the request of another party hereto, shall execute and deliver such other certificates, instruments, agreements and other documents, and do and perform such other acts and things, as may be reasonably necessary for purposes of effecting completely the consummation of the Merger and the other Transactions.

5.6 Tax Matters.

(a) Conduct of Business with respect to Taxes. During the period from the date hereof to the Closing Date, the Company shall: (i) timely file all Tax Returns required to be filed by it and all such Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable, and (iii) promptly notify Purchaser of any income, franchise or similar (or other material) Tax claim, investigation or audit pending against or with respect to the Company in respect of any Tax matters (or any significant developments with respect to ongoing Tax matters), including material Tax liabilities and material Tax refund claims.

(b) Preparation and Filing of Tax Returns. Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns for the Company relating to Pre-Closing Tax Periods and Straddle Periods that are filed after the Closing Date. All such Tax Returns shall be prepared in accordance with applicable Legal Requirements and in a manner consistent with the prior practice of the Company, unless otherwise required by applicable Legal Requirements. To the extent the Equityholders are responsible for any Pre-Closing Taxes reflected on any such Tax Return, Purchaser shall permit the Equityholder Representative to review such Tax Return and Purchaser shall consult with the Equityholder Representative in good faith with respect to all reasonable comments the Equityholder Representative may have relating to such Tax Return. No later than three (3) Business Days prior to the earlier of the date any such Tax Return is filed or the Due Date of such Tax Return, the Equityholders shall pay to Purchaser, in immediately available funds, an amount equal to all Pre-Closing Taxes due and payable relating to such Tax Return.

(c) Tax Contests. Purchaser shall deliver a written notice to the Equityholder Representative in writing promptly following any demand, claim, or notice of commencement of a claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes of the Company for which the Equityholders may reasonably be expected to be liable (“Tax Contest”) and shall describe in reasonable detail (to the extent known by Purchaser) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Purchaser Losses (including Taxes), if any; provided, however, that the failure or delay to so notify the Equityholder Representative shall not relieve the Equityholders of any obligation or liability that the Equityholders may have to Purchaser. Each Tax Contest shall be controlled by Purchaser; provided, however, that Purchaser shall (i) keep the Equityholder Representative informed of all material developments and events relating to such Tax Contest (including promptly forwarding copies to the Equityholder Representative of any related correspondence and shall provide the Equityholder Representative with an opportunity to review and comment on any material correspondence before Purchaser sends such correspondence to any Governmental Entity), and (ii) consult with the Equityholder Representative in connection with the defense or prosecution of any such Tax Contest. Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by this Section 5.6(c) (and not Section 8.6).

(d) Transfer Taxes. Purchaser shall pay fifty percent (50%) of and the Equityholders shall pay fifty percent (50%) of all transfer, real property transfer, documentary, sales, use, stamp, duty, recording and similar Taxes (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the transactions contemplated hereby (together, “Transfer Taxes”). Purchaser shall be responsible for preparing and filing all Tax Returns or other applicable documents in connection with all Transfer Taxes, to the extent permitted by applicable Legal Requirements; provided, however, that the Equityholders shall cooperate with Purchaser in the preparation and filing of all Tax Returns or other applicable documents for or with respect to Transfer Taxes, including timely signing and delivering such Tax Returns, documents, and certificates as may be necessary or appropriate to file such Tax Returns or establish an exemption from (or otherwise reduce) Transfer Taxes.

(e) Cooperation. The Equityholders and Purchaser shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns of the Company relating to any Pre-Closing Tax Period or Straddle Period, including maintaining and making available to each other all records necessary in connection with Taxes of the Company relating to any Pre-Closing Tax Period or Straddle Period, and in resolving all disputes and audits with respect to all such Pre-Closing Tax Periods and Straddle Periods.

(f) Computation of Liabilities. Whenever it is necessary to determine the liability for Taxes for a Straddle Period relating to:

(i)  Taxes of the Company that are imposed on a periodic basis (such as real property Taxes or other ad valorem Taxes), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by allocating to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand; and

(ii) Taxes of the Company not described in Section 5.6(f)(i) (such as (A) Taxes based on the income or receipts of the Company for a Straddle Period, (B) Taxes imposed in connection with any sale or other transfer or assignment of property (including all sales and use Taxes) for a Straddle Period, other than Transfer Taxes described in Section 5.6(d), and (C) withholding and employment Taxes relating to a Straddle Period), the determination of the Taxes of the Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning and ending after, the Closing Date shall be calculated by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date.

(g) Intended Tax Treatment. The parties hereto shall (and shall cause its Affiliates to), unless otherwise required by a final “determination” (within the meaning of Section 1313(a) of the Code), prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and take no position in any Tax Return, audit, proceeding, or otherwise relating to Taxes that is inconsistent with the Intended Tax Treatment. If any Governmental Entity disputes the Intended Tax Treatment, the party receiving notice of such dispute shall promptly notify and consult with the other parties hereto concerning the resolution of such dispute.

5.7 Employee Matters. No provision of this Agreement is intended, or shall be interpreted, to provide nor create any third party beneficiary rights or any other rights of any kind or nature whatsoever in any Equityholder, Company Employee, or any other Person arising out of employment or independent contractor status, including any rights of employment for any specified period and/or any employee benefits, in favor of any Person, union, association, continuing employee, Company Employee, consultant or contractor or any other Person, other than the parties hereto and their respective successors and permitted assigns, and all provisions hereof will be personal solely among the parties to this Agreement.

5.8 Company Closing Statement; Spreadsheet.

(a) The Company shall deliver to Purchaser at least five (5) Business Days (or such shorter time prior to the anticipated Closing Date as Purchaser may agree) prior to the anticipated Closing Date a good-faith draft of (i) the Company Closing Statement setting forth the Company’s good faith estimate of the components thereof, and (ii) pay-off letters or other evidence of payment in form and substance reasonably satisfactory to Purchaser in respect of each Transaction Expense listed on Company Closing Statement that has been paid immediately prior to the Closing (the “Closing Expense Pay-off Letters”). The Company shall cooperate with Purchaser in supplying any information Purchaser may reasonably request in order to verify the information and amounts reflected on the draft Company Closing Statement and draft Closing Expense Pay-off Letters, and shall update the draft Company Closing Statement and draft Closing Expense Pay-Off Letters prior to the Closing to reflect any of Purchaser’s reasonable good faith comments concerning the information and amounts set forth therein or any changes to the information or amounts set forth therein occurring between the time of delivery of such draft and the Closing. Prior to the Closing, the Company shall deliver the updated Company Closing Statement and Closing Expense Pay-off Letters to Purchaser, and the updated amounts reflected on the Company Closing Statement and Closing Expense Pay-off Letters, as so updated and with any changes thereto as agreed by the Company and Purchaser prior to the Closing, will be used for purposes of calculating the Total Closing Consideration absent manifest error. Nothing in this Section 5.8(a), including the fact that Purchaser may provide comments or request changes to the draft Company Closing Statement or draft Closing Expense Pay-off Letters or that Purchaser and the Company may agree to changes to the information or amounts on the Company Closing Statement or Closing Expense Pay-off Letters that are used for purposes of calculating the Total Closing Consideration, shall in any way limit the right of any Person under this Section 5.8 or Article VIII.

(b) The Company shall deliver a good-faith draft of the Spreadsheet to Purchaser at least five (5) Business Days (or such shorter time prior to the anticipated Closing Date as Purchaser may agree) prior to the anticipated Closing Date. The Company shall cooperate with Purchaser in supplying any information Purchaser may reasonably request in order to verify the information and amounts reflected on the draft Spreadsheet, and shall update the draft Spreadsheet prior to the Closing to reflect any of Purchaser’s reasonable good faith comments concerning the information and amounts set forth therein or any changes to the information or amounts set forth therein occurring between the time of delivery of such draft and the Closing. Prior to the Closing, the Company shall deliver to Purchaser the Spreadsheet, which shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date. Nothing in this Section 5.8(b), including the fact that Purchaser may provide comments or request changes to the draft Spreadsheet or that Purchaser and the Company may agree to changes to the information or amounts on the Spreadsheet, shall in any way limit the right of any Person under this Section 5.8 or Article VIII.

(c) Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Purchaser or any of its Affiliates or its or their Representatives, or any disclosure made by or on behalf of the Company, (i) it is expressly acknowledged and agreed that Purchaser and its Affiliates shall be entitled to rely on the Company Closing Statement and the Spreadsheet, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith, and (ii) in no event shall Purchaser or its Affiliates have any liability to any Person (including the Equityholder Representative and Equityholders) for any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Company Closing Statement or the Spreadsheet and the allocation set forth therein, or payments made by any Person (including Purchaser, the Company and its Affiliates) in accordance with the Company Closing Statement and the Spreadsheet.

(d) (i) As promptly as practicable, but in no event later than one hundred and twenty (120) days following the Closing Date, Purchaser will in good faith prepare and deliver to the Equityholder Representative a written statement (the “Closing Statement”), based upon the books and records of the Surviving Company and its Subsidiaries and such other items as Purchaser deems appropriate, which will set forth Purchaser’s calculation of (A) Closing Cash, (B) Unpaid Liabilities, and (C) the Total Closing Consideration calculated based on items (A) and (B) of this Section 5.8(d) and not on the estimated amounts in the Company Closing Statement (as adjusted) delivered pursuant to Section 5.8(a) hereof.

(ii) After receipt of the Closing Statement, the Equityholder Representative and its representatives will, during normal business hours and upon reasonable advance notice, have reasonable access to the books and records (including accountant work papers), solely to the extent such books and records are used by Purchaser in its preparation of the Closing Statement, and Purchaser will cause the Surviving Company and its Subsidiaries to cooperate in good faith with the Equityholder Representative and its representatives in connection with such review including, to the extent reasonably necessary to provide reasonable access to the Surviving Company’s and its Subsidiaries’ accountants and employees provided, however, that prior to such access, Equityholder Representative executes a confidentiality agreement (in a form reasonably acceptable to Purchaser) containing customary restrictions on non-disclosure and use of any and all information obtained in connection with such access and inspection and an acknowledgment that all such information constitutes material non-public information; provided, further, that such access does not unreasonably interfere with normal operations of the Business, Purchaser or any of Purchaser’s Affiliates or Subsidiaries, including the Surviving Company.

(A)  Within forty-five (45) days following the delivery of the Closing Statement, the Equityholder Representative shall provide (1) written confirmation approving the Closing Statement or (2) written objection to any item in the Closing Statement and its calculation of the Total Closing Consideration (an “Adjustment Objection Notice”).

(B) If the Equityholder Representative delivers an Adjustment Objection Notice, then Purchaser and the Equityholder Representative will consult in good faith to resolve the disputed items set forth in the Adjustment Objection Notice and the appropriate adjustment amount. If all disputed items set forth in the Adjustment Objection Notice are resolved in writing by the Equityholder Representative and Purchaser, then the Closing Statement, as revised to reflect the written resolution of the Equityholder Representative and Purchaser, will be final and binding on Purchaser, the Surviving Company, and the Equityholders.

(C) If the Equityholder Representative and Purchaser are unable to resolve the disagreement with respect to any disputed item and the Total Closing Consideration within ten (10) Business Days following delivery of an Adjustment Objection Notice, Purchaser and the Equityholder Representative will promptly retain an impartial nationally recognized accounting firm (the “Independent Accountant”) to make a final determination of the remaining disputed items and the Total Closing Consideration in accordance with this Section 5.8(d). Purchaser and the Equityholder Representative will each execute a customary engagement letter with respect to the engagement of the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the Total Closing Consideration as promptly as practicable, and to resolve only those unresolved disputed items set forth in the Adjustment Objection Notice, which resolution shall be within the range of the difference between Purchaser’s positions with respect to such items and Equityholder Representative’s positions with respect to such items. If unresolved disputed items are submitted to the Independent Accountant, Purchaser and Equityholder Representative shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based on the applicable definitions and other terms in this Agreement. The resolution of the dispute and the calculation of the Total Closing Consideration that is the subject of the Adjustment Objection Notice by the Independent Accountant will be final, binding and conclusive on all of Purchaser, the Equityholder Representative, the Surviving Company, and the Equityholders. The fees and expenses of the Independent Accountant shall be borne by the Equityholder Representative (on behalf of the Equityholders) and Purchaser in proportion to the amounts by which their respective calculations of the Total Closing Consideration differ from the Total Closing Consideration as finally determined by the Independent Accountant.

(iii) The Total Closing Consideration will be adjusted as follows (without duplication): (A) increased by the amount, if any, by which the Final Total Closing Consideration is greater than the estimated Total Closing Consideration, as set forth in the Company Closing Statement delivered pursuant to Section 5.8(a) hereof, or (B) reduced by the amount, if any, by which the estimated Total Closing Consideration, as set forth in the Company Closing Statement delivered pursuant to Section 5.8(a) hereof, is greater than the Final Total Closing Consideration. “Final Total Closing Consideration” means Total Closing Consideration as finally determined pursuant to this Section 5.8(d).

(iv) No later than the second (2nd) Business Day following the final determination of the Final Total Closing Consideration:

(A) if the Final Total Closing Consideration is greater than the estimated Total Closing Consideration set forth in the Company Closing Statement delivered pursuant to Section 5.8(a) hereof (such amount, the “Adjustment Surplus”), then Purchaser will promptly issue or cause to be issued to the Equityholders a number of shares of Purchaser Capital Stock equal to (1) the Adjustment Surplus divided by (2) the Reference Price.

(B) if the estimated Total Closing Consideration set forth in the Company Closing Statement delivered pursuant to Section 5.8(a) hereof is greater than the Final Total Closing Consideration (the “Adjustment Deficit”), then, if (x) the Adjustment Deficit is less than the Holdback Amount, a number of Holdback Shares equal to (1) the Adjustment Deficit divided by (2) the Reference Price, shall be forfeited by the Equityholders, and (y) if the Adjustment Deficit is equal to or greater than the Holdback Amount, the Equityholders shall pay to Purchaser, on a several and not joint basis, the Adjustment Deficit (1) first, by forfeiture of all Holdback Shares, (2) second, by surrender and cancellation of shares of Purchaser Capital Stock held by the Equityholders using a per share value equal to the Reference Price, and (3) third, by payment in cash, in each case, in accordance with and subject to the other terms and conditions of this Agreement.

(v) Any shares issued pursuant to Section 5.8(d)(iv) will be treated as adjustments to the Base Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

5.9 Assumption/Payment of Debt; Release of Encumbrances. No later than three (3) Business Days prior to the Closing Date, the Company shall obtain (x) from each holder of Company Indebtedness listed on Schedule 5.9, a consent, in form and substance reasonably satisfactory to Purchaser, of such holder to the transactions contemplated by this Agreement (the “Assumed Indebtedness”), and (y) from each holder of Company Indebtedness not listed on Schedule 5.9, and deliver to Purchaser, an executed pay-off letter in form and substance reasonably acceptable to Purchaser, setting forth: (i) the amounts required to pay off in full and fully discharge on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (ii) an acknowledgement that, upon payment of such amounts, all obligations of the Company relating to such Indebtedness will be terminated; (iii) the commitment of the creditor to release all Encumbrances, if any, that the creditor may hold on any of the assets of the Company upon payment of such amount (each, a “Closing Indebtedness Pay-off Letter”).

5.10 Confidentiality. The Company, the Equityholder Representative, and the Equityholders acknowledge that the Purchaser Capital Stock may be publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.

5.11 Public Announcements. Prior to the Closing, each of the parties hereto agrees not to issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby; provided, however, that nothing herein shall prohibit any party hereto from issuing or causing publication of any press release or public announcement with respect to this Agreement or the transactions contemplated hereby to the extent that such party reasonably determines such action to be required by applicable Legal Requirement, in which case the party hereto making such determination will, if practicable in the circumstances, use commercially reasonable efforts to allow the other parties hereto reasonable time to comment on such release or public announcement in advance of its issuance; provided, further, however, that if Purchaser determines that it is required by applicable Legal Requirement to make any such press release or public announcement, the contents thereof shall be determined by Purchaser in its sole discretion. After the Closing, none of the Company, the Equityholder Representative, the Equityholders, nor any of their respective Representatives shall issue any statement or communication to any third party (other than its Representatives that are bound by confidentiality restrictions) regarding the subject matter of this Agreement, any Company Related Agreement, or any other Contract to which they are party in connection with the Merger, or the Merger or the other transactions contemplated hereby and thereby, without the prior written consent of Purchaser; provided, that after Closing the Equityholder Representative shall be permitted to communicate with the Equityholders in accordance with the terms of this Agreement and as required pursuant to Tennessee Law.

5.12 Closing Certificates. At or prior to Closing, the Company shall deliver or cause to be delivered to Purchaser the certificates, notices, letters and other instruments and documentation to be delivered by the Company under Section 6.2, including those referenced in Sections 6.2(i), Section 6.2(j), Section 6.2(l), Section 6.2(m), and Section 6.2(n).

5.13 Director and Officer Indemnification.

(a) Prior to the Closing, the Company shall obtain at Purchaser’s expense a fully prepaid “tail” directors’ and officers’ liability insurance policy, which (i) has an effective term of six (6) years from the Effective Time, (ii) covers only those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the Agreement Date (the “D&O Indemnified Parties”) and only for matters occurring at or prior to the Effective Time, and (iii) contains coverage terms comparable to those applicable to the current directors and officers of the Company (the “Company D&O Tail Policy”). The Surviving Company (following the Effective Time) and Purchaser shall not cancel (or permit to be cancelled) the Company D&O Tail Policy during its term. The cost of any Company D&O Tail Policy shall be considered a Transaction Expense for purposes hereof.

(b) For a period of six (6) years after the Closing, Purchaser shall use commercially reasonable efforts to cause the Company to maintain provisions in the Charter Documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Party with respect to acts or omissions existing or occurring at or prior to the Closing; provided, however, that (i) Purchaser may amend, repeal or modify any such provisions to the extent required by applicable Legal Requirements or to address material changes in the business or financial condition of such entities, and (ii) Purchaser shall have no obligation to maintain any provisions that would impose indemnification obligations on Purchaser or any of its Affiliates (other than the Company or any of its Subsidiaries) for actions or omissions occurring after the Closing.

5.14 Audited Financial Statements. Within sixty (60) days following the Closing, the Company shall deliver, or cause to be delivered, to Purchaser audited and/or reviewed Financial Statements (including, in each case, any related notes thereto) that are required to be filed with Purchaser’s SEC Reports pursuant to the rules and regulations of the Securities Act and the Exchange Act (e.g., such financials must be considered current under Section 8-08 of Regulation S-X promulgated under the Securities Act). Such Financial Statements shall fairly present the financial position and results of operations of the Company, as of the dates or for the periods indicated, in accordance with GAAP. The required audited financial statements shall each be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

5.15 Section 16 Matters. Prior to the Effective Time, Purchaser shall take all such steps as may be reasonably necessary, proper or advisable to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any acquisitions of Purchaser Capital Stock that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Purchaser immediately after the Effective Time.

5.16 Performance Fees. The parties acknowledge and agree that any performance fees or similar amounts received by the Company following the Closing Date that are attributable to any period ending on or prior to the Closing Date (the “Pre-Closing Performance Fees”) shall be for the benefit of and retained by the Equityholders, and to the extent any such Pre-Closing Performance Fees are received by the Company or Purchaser (or any of their respective Affiliates) following the Closing, Purchaser shall cause the Company to pay to the Equityholders an amount equal to such Pre-Closing Performance Fees promptly following the date such payment is permitted under that the 210K Capital LPA, with no duplication or inclusion of such amounts in any purchase price adjustment.

Article VI

Conditions to the Merger

6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Purchaser and Merger Sub to commence with the Closing and effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Regulatory Approvals. All filings with and other consents or approvals of any Governmental Entity required to be made or obtained in connection with the Merger and the other Transactions, shall have been made or obtained and shall be in full force and effect and any waiting period under any applicable antitrust or Competition Law, regulation or other Legal Requirement shall have expired or been terminated.

(b) No Legal Impediments. No Legal Requirement (whether temporary, preliminary or permanent) shall be in effect that has the effect of making the Merger or any of the other Transactions illegal or otherwise prohibiting or preventing consummation of the Merger.

6.2 Conditions to the Obligations of Purchaser and Merger Sub. The obligations of Purchaser and Merger Sub to commence with the Closing and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Purchaser and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement (other than the Fundamental Representations) shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of the Company as of a specified date, which shall be true and correct in all material respects as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Material Adverse Effect. The Fundamental Representations in this Agreement shall have been true and correct in all material respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date; provided that the representations set forth in Section 2.5 shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(b) Covenants. The Company shall have performed (or caused to have been performed) and complied in all material respects with each of the covenants and obligations under this Agreement relating to actions to be taken (or not taken) by the Company, prior to the Closing.

(c) No Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(d) No Litigation. There shall be no Action of any nature pending, or threatened in writing, against Purchaser, the Company or their respective properties or any of their respective officers or directors (in their respective capacities as officers and directors of Purchaser or the Company) by any Person (x) seeking to restrain, enjoin or otherwise prohibit the Merger or the Transactions, or (y) arising out of or in any way connected with the Merger or the other Transactions.

(e) No Burdensome Regulatory Conditions. No Governmental Entity shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any Legal Requirement (whether temporary, preliminary or permanent), and no such Legal Requirement (whether temporary, preliminary or permanent) is threatened, which is in effect and which requires, or, if enacted, issued, promulgated, enforced, entered or deemed applicable would reasonably be expected to require the Company or Purchaser, or any of their respective Subsidiaries to agree to any change to their respective businesses as currently conducted and as currently contemplated to be conducted.

(f) 280G Equityholder Approval. Prior to the solicitation of the 280G approval, each Person who might receive any payments or benefits that Purchaser determines may separately, or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) shall have executed and delivered to the Company a 280G Waiver (it being understood that such determination shall be consistent with any reasonable and good faith analysis prepared by Reed Smith LLP concerning such matters), and such 280G Waiver shall be in effect immediately prior to the Closing. With respect to any payments and/or benefits that Purchaser determines may constitute “parachute payments” under Section 280G of the Code and the regulations thereunder with respect to any Company Employees, the Equityholders shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments, and, as a consequence, such “parachute payments” shall not be paid or provided, pursuant to the 280G Waiver described herein.

(g) Accredited Investor Questionnaires. Purchaser shall have received from the Company all accredited investor questionnaires received by the Company from the Equityholders in connection with the transactions contemplated by this Agreement, in form and substance reasonably acceptable to Purchaser (each, an “Accredited Investor Questionnaire”).

(h) Resignation of Managers. Purchaser shall have received an executed resignation and release letter in a form reasonably acceptable to Purchaser, effective as of immediately prior to the Effective Time, from each manager of the Company as requested in writing by Purchaser.

(i) Company Closing Statement. Purchaser shall have received the Company Closing Statement, certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.

(j) Spreadsheet. Purchaser shall have received the Spreadsheet, certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date.

(k) Closing Indebtedness Pay-off Letters; Closing Expense Pay-off Letters. Purchaser shall have received from the Company duly and validly executed Closing Indebtedness Pay-off Letters, and Closing Expense Pay-off Letters.

(l) Certificate of the Company. Purchaser shall have received a certificate from the Company, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company for and on the Company’s behalf, certifying the satisfaction of the conditions set forth in Section 6.2(a) through Section 6.2(d).

(m) Certificate of Secretary of Company. Purchaser shall have received a certificate, validly executed by the Secretary of the Company certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Manager and the Equityholders (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Manager and the Equityholders) and (iii) that the Company Consent has been obtained and remains in full force and effect.

(n) Certificate of Good Standing. Purchaser shall have received a certificate of good standing from the Secretary of State of the State of Tennessee which is dated within two (2) Business Days prior to Closing with respect to the Company.

(o) Withholding Documentation. Purchaser shall have received (A) a properly executed statement, in substantially the form attached hereto as Exhibit C, dated as of the Closing Date and executed by the Company, certifying that the Company is not a “United States real property holding corporation” (within the meaning of Section 897(c)(2) of the Code), and (B) a “FIRPTA Notification Letter,” in substantially the form attached hereto as Exhibit D, dated as of the Closing Date and executed by the Company.

(p) UTXO Ventures. Purchaser shall have received the UTXO Ventures Assignment Agreement, duly executed by the Company and the other parties thereto, pursuant to which the Company acquired all of the issued and outstanding equity interests in UTXO Ventures, LLC, a Puerto Rico limited liability company; provided, the parties hereto acknowledge and agree that such assignment is deemed to happen simultaneously at Closing and none of the representations, warranties, covenants or other agreements in this Agreement shall be deemed to refer to UTXO Ventures, LLC or any of its private funds or investment vehicles.

(q) Termination of UTXO MSA. Purchaser shall have received evidence of termination of the UTXO MSA, effective as of the Effective Time.

(r) Company Consent. Purchaser shall have received from the Company the Company Consent.

(s) Lock-Up Agreements. Purchaser shall have received Lock-Up Agreements, validly executed, by the Equityholders.

6.3 Conditions to the Obligations of the Company. The obligations of the Company to commence with the Closing and to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Purchaser and Merger Sub in this Agreement shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on the date they were made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date (other than such representations and warranties of Purchaser and Merger Sub as of a specified date, which shall be true and correct in all material respects as of such date). For the avoidance of doubt, the representations and warranties of Purchaser set forth in Section 3.1 (Organization and Standing), and Section 3.2 (Authority and Enforceability) shall have been true and correct in all material respects on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(b) Covenants. Each of Purchaser and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company as of the Closing.

(c) No Material Adverse Effect. There shall not have occurred a Purchaser Material Adverse Effect.

(d) No Litigation. There shall be no Action of any nature pending, or threatened in writing, against Purchaser seeking to restrain, enjoin or otherwise prohibit the Merger or the Transactions.

(e) No Burdensome Regulatory Conditions. No Governmental Entity shall have enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any Legal Requirement (whether temporary, preliminary or permanent), and no such Legal Requirement (whether temporary, preliminary or permanent) is threatened, which is in effect and which requires, or, if enacted, issued, promulgated, enforced, entered or deemed applicable would reasonably be expected to require the Company to agree to any change to its business as currently conducted and as currently contemplated to be conducted.

(f) Certificate of the Company. Purchaser shall have received a certificate from the Company, validly executed by an officer of Purchaser for and on Purchaser’s behalf, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

(g) NASDAQ Listing. As of Closing, the Purchaser Capital Stock must remain listed on NASDAQ.

Article VII

Termination, Amendment and Waiver

7.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party:

(a) by mutual written consent of Purchaser and the Company;

(b) by either Purchaser or the Company, if the Closing shall not have occurred on or before the date that is ninety (90) days from the date hereof or such other date that Purchaser and the Company may agree upon in writing (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been a principal cause of or resulted in the failure of the Closing to occur on or before the Termination Date and such action or failure to act constitutes breach of this Agreement;

(c) by either Purchaser or the Company, if any Legal Requirement shall be in effect which has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibits the consummation of the Merger or any other transaction contemplated by this Agreement; provided, that, in the case of any such Legal Requirement that is an Order, such Order has become final and non-appealable;

(d) by Purchaser, if any Governmental Entity shall have taken any action, or enacted, issued, promulgated, enforced, entered or deemed applicable to the Merger any Legal Requirement, that would result in the Company or Purchaser or any of their respective Subsidiaries being required to change their respective businesses as currently conducted or as currently contemplated to be conducted;

(e) by Purchaser, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of the Company set forth in this Agreement and such breach or inaccuracy has not been cured within fifteen (15) Business Days after receipt by the Company of written notice of such breach (provided however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the time frame above and at or prior to the Closing, such breach would result in a failure of any of the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied; or

(f) by Company, if there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement of Purchaser set forth in this Agreement and such breach or inaccuracy has not been cured within fifteen (15) Business Days after receipt by Purchaser of written notice of such breach (provided however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured) and if not cured within the time frame above and at or prior to the Closing, such breach would result in a failure of any of the conditions set forth in Sections 6.3(a) or (b) to be satisfied.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser, Merger Sub, the Company or their Affiliates or respective Representatives; provided, however, that each party hereto and each Person shall remain liable for any willful and material breaches of this Agreement; provided, further, however, that (a) the provisions of Section 5.4 (Expenses), Section 5.10 (Confidentiality), this Section 7.2 (Effect of Termination), the exculpation and indemnification provisions of Section 8.7 (Equityholder Representative), and Article IX (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (b) nothing herein shall relieve any party hereto from liability in connection with any knowing, intentional and material breach of such party’s representations, warranties or covenants contained herein.

7.3 Amendment. Subject to the provisions of applicable Legal Requirements, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto. To the extent permitted by applicable Legal Requirements, Purchaser and the Equityholder Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Purchaser and the Equityholder Representative.

7.4 Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. At any time after the Closing, the Equityholder Representative and Purchaser may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Person contained herein. Without limiting the generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

Article VIII

Indemnification

8.1 Survival. Subject to the limitations set forth herein, the representations, warranties, and certifications of the Company and the Purchaser contained in this Agreement and the certificates respectively contemplated in Section 6.2 shall survive the Closing and remain in full force and effect until the date that is twelve (12) months following the Closing Date (or if such date is not a Business Day, until such time on the first Business Day thereafter) (the “General Survival Date”); provided, however, that in the event of Fraud with respect to a representation, warranty, or certification of the Company contained in this Agreement or in any of the certificates respectively contemplated in Section 6.2, as applicable, such representation, warranty, or certification shall not terminate; provided, further, however, that the representations and warranties contained in Section 2.1 (Organization and Standing), Section 2.2 (Authority and Enforceability), Section 2.5 (Company Capital Structure), Section 2.13 (No Brokers), and Section 2.14 (Tax Matters) (collectively, the “Fundamental Representations”), with the exception of the representations and warranties contained in Section 2.14 (Tax Matters), shall remain in full force and effect for a period of five (5) years following the Closing Date (the “Fundamental Representations Survival Date”). The representations and warranties contained in Section 2.15 (Tax Matters) shall survive until the expiration of the statute of limitations applicable to the subject matter of each such representation and warranty plus sixty (60) days (the “Tax Matters Survival Date” and together with the Fundamental Representations Survival Date and the General Survival Date, as applicable, the “Survival Date”). The representations, warranties, and certifications of Purchaser contained in this Agreement (including any exhibit, schedule, or appendix hereto), or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at Closing. The covenants of the Company and the other parties hereto shall survive until the later of the performance in accordance with the terms of this Agreement or twelve (12) months; provided, however, that in the event of Fraud with respect to a representation or warranty of Purchaser contained in this Agreement, such representation or warranty shall not terminate. Notwithstanding anything to the contrary set forth in this Agreement, in the event that a Claim Notice asserting a breach of a representation, warranty, certification or covenant, or an Indemnifiable Matter is delivered in accordance with the terms of this Agreement before the date on which such representation, warranty, certification, covenant, or Indemnifiable Matter ceases to survive, then the claims set forth in such Claim Notice shall survive for the benefit of all Indemnified Parties beyond the expiration of the applicable Survival Date for such representation, warranty, certification, covenant, or Indemnifiable Matter until finally and fully resolved.

8.2 Indemnification.

(a) From and after and by virtue of the Merger, but subject to the applicable provisions of this Article VIII, the Equityholders (collectively, the “Seller Indemnifying Parties”) shall severally and not jointly, and subject to the limitations of this Article VIII, indemnify, defend and hold harmless Purchaser and each of its Affiliates (including the Surviving Company) and their respective Representatives, and each Person, if any, who controls or may control Purchaser or such Affiliate within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Purchaser Indemnified Party” and collectively as “Purchaser Indemnified Parties”) from and against, and pay and reimburse each Purchaser Indemnified Party for, any and all claims, losses, liabilities, damages (excluding speculative or punitive damages), deficiencies, Taxes, diminution in value, costs, interest, awards, judgments, penalties, fees and expenses, including reasonable fees and expenses of lawyers, consultants, and other professionals, including any such reasonable costs, fees, and expenses incurred by the Purchaser Indemnified Parties in connection with investigating, defending against or settling any of the foregoing (each an “Purchaser Loss” and collectively, “Purchaser Losses”) to the extent directly or indirectly, whether or not due to a Third Party Claim, arising out of, resulting from, relating to, or in connection with:

(i) any failure or breach of, or inaccuracy in, as of the Closing Date as if made at the Closing Date or, for representations and warranties of the Company made as of a specified date, any failure or breach of, or inaccuracy in, as of such date, any representation or warranty made by the Company in this Agreement or the certificates respectively contemplated in Section 6.2;

(ii) any breach of, default in, or the Company’s failure to comply with, in each case prior to the Effective Time, any of the covenants or agreements made by the Company in this Agreement;

(iii) any Unpaid Liabilities that are not taken into account in the calculation of the Final Total Closing Consideration;

(iv) any Pre-Closing Taxes;

(v) any Equityholder Matters; and

(vi) with respect to any Third Party Claim settled or resolved with the Equityholder Representative’s consent in accordance with Section 8.6, all Defense Costs therefor and all the amounts paid in settlement or resolution thereof (the matters described in the foregoing clauses (i) through (vi) being referred to herein as the “Indemnifiable Matters”).

(b) From and after and by virtue of the Merger, but subject to the applicable provisions of this Article VIII, Purchaser and the Surviving Company shall indemnify, defend and hold harmless the Equityholders, each of their respective Affiliates and Representatives, and each Person, if any, who controls or may control a Equityholder or such Affiliate within the meaning of the Securities Act (each of the foregoing being referred to individually as a “Seller Indemnified Party” and collectively as “Seller Indemnified Parties”) from and against, and pay and reimburse each Seller Indemnified Party for, any and all claims, losses, liabilities, damages (including consequential damages), deficiencies, Taxes, diminution in value, costs, interest, awards, judgments, penalties, fees and expenses, including reasonable fees and expenses of lawyers, consultants, and other professionals, including any such reasonable costs, fees, and expenses incurred by the Seller Indemnified Parties in connection with investigating, defending against or settling any of the foregoing (each a “Seller Loss” and collectively, “Seller Losses”) to the extent directly or indirectly arising out of, resulting from, relating to, or in connection with any breach of, default in, or Purchaser’s or Merger Sub’s failure to comply with any of the covenants or agreements made by either of them in this Agreement. As used herein, a “Loss” shall refer to an Purchaser Loss or a Seller Loss, as applicable, and an “Indemnified Party” shall refer to an Purchaser Indemnified Party or a Seller Indemnified Party, as applicable (provided, that, with respect to any actions to be taken by an Indemnified Party with respect to a claim for indemnification under this Article VIII. “Indemnified Party” shall mean Purchaser or the Equityholder Representative, on behalf of the Equityholders, as applicable) and the “Indemnifying Party” shall refer to the party obligated to indemnify such Indemnified Party or, more specifically, as a “Seller Indemnifying Party” and the “Seller Indemnifying Parties” or a “Purchaser Indemnifying Party” and the “Purchaser Indemnifying Parties”.

For the purpose of this Article VIII only, when determining the amount of Losses suffered by an Indemnified Party as a result of any breach or inaccuracy of a representation or warranty of the applicable Indemnifying Party or any failure by the applicable Indemnifying Party to perform or comply with any covenant or agreement applicable to it that is qualified or limited in scope as to materiality or Material Adverse Effect, such representation, warranty, covenant or agreement shall be deemed to be made without such qualification or limitation.

8.3 Limitations and Other Indemnification Matters.

(a) The Seller Indemnifying Parties (including any officer or manager of the Company) shall not have any right of contribution, indemnification, compensation, reimbursement or right of advancement from the Surviving Company or Purchaser or any of their Affiliates with respect to any Loss owed by such Seller Indemnifying Party pursuant to this Article VIII by reason of any obligations of the Company to such Seller Indemnifying Party in his, her, or its capacity as a controlling Person, a holder of Equity Interests, officer, manager, employee or agent of the Company.

(b) Any payments made to a Purchaser Indemnified Party pursuant to this Article VIII will be treated as adjustments to the Base Consideration for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Legal Requirements.

(c) Subject to Section 8.3(d), this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties from and after the Closing for any claims arising out of or related to this Agreement or the Merger, including claims of any inaccuracy in or breach of any representation, warranty or covenant in this Agreement; provided, however, that this Section 8.3(c) shall not be deemed a waiver by any party of any right to specific performance or injunctive relief and nothing in this Agreement shall limit the liability of any Person (other than Purchaser and each of its Affiliates and their respective Representatives, and each Person, if any, who controls or may control Purchaser or such Affiliate within the meaning of the Securities Act) (and this Article VIII shall not be the sole and exclusive remedy of the Purchaser Indemnified Parties) in connection with any Fraud committed by such Person or in which such Person was an accomplice with respect to any Fraud.

(d) Except in the case of Fraud and Losses owed to any Purchaser Indemnified Party pursuant to Section 8.2 as result of any failure or breach of, or inaccuracy in the Fundamental Representations, (i) the Purchaser Indemnified Parties may not recover any Losses pursuant to a claim under Section 8.2(a)(i) unless and until the Purchaser Indemnified Parties, as a group, shall have paid, incurred, suffered or sustained at least one percent (1%) of the Final Consideration Value in Losses in the aggregate (the “Threshold Amount”), in which case the Purchaser Indemnified Parties shall be entitled to recover all such Losses in excess of the Threshold Amount, and (ii) the recovery of the Purchaser Indemnified Parties for claims under Section 8.2(a)(i) shall be satisfied solely from the Holdback Shares.

(e) With respect to Losses owed by a Seller Indemnifying Party to any Purchaser Indemnified Party pursuant to Section 8.2(a)(i) (other than with respect to Fundamental Representations), such Losses shall be satisfied on a several and not joint basis solely from the Holdback Shares, using a per share value equal to the Closing Date Stock Price.

(f) With respect to Losses owed by a Seller Indemnifying Party to any Purchaser Indemnified Party pursuant to Section 8.2(a)(i) with respect to Fundamental Representations and Sections 8.2(a)(ii)–(vi), such Losses shall be satisfied on a several and not joint basis (A) first, by the Holdback Shares, using a per share value equal to the Closing Date Stock Price, (B) second, by surrender and cancellation of shares of Purchaser Capital Stock using a per share value equal to the greater of the Closing Date Stock Price or the price per share at the end of the trading day immediately preceding the date the applicable Losses were finally determined, and (C) third, by payment in cash. Notwithstanding anything to the contrary herein, the foregoing limitations in this Section 8.3 shall not apply in the event of Fraud.

(g) Notwithstanding anything to the contrary contained in this Agreement and except in the event of Fraud, the aggregate liability of each Equityholder (i) for any and all claims pursuant to Section 8.2(a)(i) with respect to any failure or breach of, or inaccuracy in the representations set forth in Section 2.13 (Tax Matters) or Section 8.2(a)(iv) (Pre-Closing Taxes) shall not exceed fifty percent (50%) of the Final Consideration Value actually received by such Equityholder pursuant to the terms of this Agreement, and (ii) for all other claims for indemnification pursuant to this Article VIII shall not exceed the Final Consideration Value actually received by such Equityholder pursuant to the terms of this Agreement.

(h) The amount of any Loss payable under this Article VIII by an Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party from insurance policies (the “Alternative Arrangements”). For the avoidance of doubt, the Indemnified Parties shall have no obligation to pursue recovery of any Losses through Alternative Arrangements.

(i) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Losses for which such Indemnified Party may seek indemnification under this Article VIII; provided, however, that the failure to so mitigate shall not limit the rights of any Indemnified Party hereunder.

8.4 Release of the Holdback Shares. On or prior to the date that is five (5) Business Days after the General Survival Date, Purchaser shall issue or cause to be issued to the Equityholders a number of shares of Purchaser Capital Stock equal to (a) (i) the Holdback Amount, less (ii) the aggregate amount of all Losses specified in Claim Notices delivered prior to the end of the General Survival Date for indemnification claims in accordance with the terms of this Agreement that have not been resolved prior to the Survival Date, divided by (b) the Closing Date Stock Price (the “Initial Holdback Release Consideration”). Upon the resolution of all pending claims for which a portion of the Holdback Shares was withheld on the General Survival Date, Purchaser shall promptly, and in any event within five (5) Business Days, issue or cause to be issued all then-remaining Holdback Shares if such pending claim was resolved in favor of the Seller Indemnified Parties (the “Final Holdback Release Consideration”).

8.5 Claims.

(a) In the event any Indemnified Party is made a party to or otherwise becomes subject to any Action instituted by any third party for which the liability or the costs or expenses constitute Losses, or the Indemnified Party otherwise incurs, pays, reserves or accrues a liability, and for which indemnification may reasonably be sought under this Article VIII and such Indemnified Party wishes to assert a claim under this Article VIII, the Indemnified Party shall promptly deliver to such Indemnifying Party (and, with respect to the Seller Indemnifying Parties, the Equityholder Representative) a certificate signed by one of its authorized representatives (a “Claim Notice”) stating the estimated amount of such Losses to the extent reasonably estimable (which, in the case of Losses not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably and in good faith anticipated by the Indemnified Party to be incurred, paid, reserved or accrued).

The date of such delivery of a Claim Notice is referred to herein as the “Claim Date” of such Claim Notice (and the claims for indemnification, compensation, or reimbursement contained therein).

(b) The Equityholder Representative or Purchaser, as applicable, may object to a claim set forth in a Claim Notice by delivering to the other a written statement of objection to the claim made in the Claim Notice (an “Objection Notice”), provided that, to be effective, such Objection Notice must (i) be delivered to the Indemnified Party prior to the thirtieth (30th) day following the Claim Date of the Claim Notice (such deadline, the “Objection Deadline” for such Claim Notice and the claims for indemnification, compensation, or reimbursement contained therein) and (ii) set forth in reasonable detail the nature of the objections to the claims in respect of which the objection is made.

8.6 Third-Party Claims. In the event that Purchaser Indemnified Party or Equityholder Representative becomes aware of a third-party Action which constitutes a matter for which either (a) an Indemnified Party is entitled to indemnification, compensation, or reimbursement under Section 8.2 or (b) if determined adversely to an Indemnified Party, would provide a basis for a claim under any of the Indemnifiable Matters (each such claim, a “Third Party Claim”), the Seller Indemnifying Party or Purchaser Indemnifying Party, as applicable, shall have the right upon providing written notice to the party or parties providing the notice of the Third Party Claim within ten (10) Business Days of receipt of such Third Party Claim to conduct the defense of and to settle or resolve any such claim, and the costs and expenses incurred by the Indemnifying Party in connection with the investigation and defense of such claim (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs (such costs and expenses, the “Defense Costs”) shall be deemed Losses for which the Indemnified Party is entitled to indemnification, compensation and reimbursement in accordance with and to the extent provided in this Article VIII regardless of the outcome of such Third Party Claim). Should the Indemnifying Party, decline to defend or fail to defend a Third Party Claim, the Indemnifying Party shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the Third Party Claim or settlement negotiations with respect to the Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party; provided that such consent shall not be unreasonably withheld or delayed so long as (i) a firm offer is made to settle a Third Party Claim that (A) does not impose injunctive or other equitable relief (other than customary confidentiality obligations with respect to the terms of a settlement) against the Indemnified Party or any of its Affiliates, (B) would not lead to the creation of a financial obligation on the part of the Indemnified Party or any of its Affiliates, (C) provides, in customary form, for the full, unconditional written release of each Indemnified Party and its Affiliates from all liabilities in connection with such Third Party Claim and (D) does not adversely affect the conduct of the business of the Indemnified Party or any of its Affiliates. Notwithstanding anything to the contrary contained in this Agreement, the procedures for all Tax Contests shall be governed exclusively by Section 5.6(c) (and not this Section 8.6).

8.7 Equityholder Representative.

(a) Each Equityholder hereby agrees to appoint Evans as the Equityholder Representative, to act as its, his or her exclusive agent and attorney-in-fact with the authority (but subject to the limitations on authority set forth in this Agreement) to: (i) give and receive notices and communications to or from Purchaser or any other Purchaser Indemnified Party relating to this Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by the Equityholders individually); (ii) object to any claims for indemnification, compensation, or reimbursement under this Article VIII, including those directly against Seller Indemnifying Parties; (iii) consent or agree to, negotiate, enter into settlements and compromises of, and represent the interests of the Seller Indemnifying Parties in any dispute relating to, and comply with Orders with respect to, any claims for indemnification, compensation, or reimbursement under this Article VIII; and (iv) take all actions necessary or appropriate in the judgment of the Equityholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance; provided, however, that for clarity, in no event shall the Equityholder Representative, through such settlements and compromises, or otherwise, increase any Seller Indemnifying Party’s indemnification obligations beyond that expressly contemplated by this Agreement. The Equityholder Representative shall only have the power and authority to act regarding matters pertaining to the Equityholders as a group and not individually, and shall not have power or authority to treat any particular Equityholders in a manner different from any other Equityholders (except as consistent with such Equityholder’s Closing Pro Rata Portion). The Equityholder Representative may resign at any time in accordance with the terms of the Equityholder Representative’s engagement letter.

(b) The Equityholder Representative will incur no liability of any kind with respect to any action or omission by the Equityholder Representative in connection with its services pursuant to this Agreement and the agreements ancillary hereto, except in the event of liability directly resulting from the Equityholder Representative’s gross negligence, Fraud, willful misconduct or bad faith. The Equityholders shall severally, but not jointly (in accordance with their respective Closing Pro Rata Portions) indemnify the Equityholder Representative and hold the Equityholder Representative harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Equityholder Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, willful misconduct, Fraud or bad faith of the Equityholder Representative, the Equityholder Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, willful misconduct, Fraud or bad faith. If not paid directly to the Equityholder Representative by the Equityholders, any such Representative Losses may be recovered by the Equityholder Representative from the Holdback Shares; provided, that while this section allows the Equityholder Representative to be paid from the aforementioned source of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Equityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Equityholder Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Equityholder Representative or the termination of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement or any Related Agreement, the Equityholder Representative shall only have the power or authority to act regarding matters pertaining to the Equityholders as a group and not individually and, shall not have power or authority to treat any particular Equityholder in a manner different from any other Equityholders (except to the extent expressly contemplated by this Agreement or such Related Agreement) without the particular Equityholder’s consent, which will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, the Equityholder Representative consenting to all or a portion of an Indemnifiable Matter, or the final determination of Final Total Closing Consideration, or entering into a settlement agreement with respect to any of the foregoing, in accordance with the procedures, limitations of liability and Equityholder Representative authority set forth in this Agreement (as of the Agreement Date and as amended in compliance with Section 7.3) shall not be deemed to implicate or require the prior written approval of a Equityholder pursuant to the previous sentence.

(d) After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Equityholder Representative that is within the scope of the Equityholder Representative’s authority under this Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Seller Indemnifying Parties and shall be final, binding and conclusive upon each such Seller Indemnifying Party; and each Purchaser Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such Seller Indemnifying Party.

Article IX

General Provisions

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or international courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile or e-mail (with acknowledgment of complete transmission) to the parties at the following addresses; provided, however, that notices sent by mail will not be deemed given until received:

(a)	if to Purchaser, Merger Sub or the Surviving Company, to:

Nakamoto Inc.

300 10th Ave South

Nashville, Tennessee 37203

Attention: Amanda Fabiano; Kyle Simon

E-mail: [***]; [***]

with a copy to (which copy shall not constitute notice):

Reed Smith LLP

10 South Wacker Drive, 40th Floor

Chicago, Illinois 60606

Attention: Robert McCann, Jennifer Riso and Katie Geddes

E-mail: rmccann@reedsmith.com, jriso@reedsmith.com and kgeddes@reedsmith.com

(b)	if to the Company prior to the Effective Time, to:

UTXO Management GP, LLC

300 10th Ave South

Nashville TN 27203

Attention: Tyler Evans

E-mail: [***]

with a copy (which shall not constitute notice) to:

Haynes Boone

98 San Jacinto Boulevard

Suite 1500

Austin, TX 78701

Attention: Kellie L. Bobo

E-mail: kellie.bobo@haynesboone.com

(c)	If to the Equityholder Representative, to:

300 10th Ave South

Nashville TN 27203

Attention: Tyler Evans

E-mail: [***]

Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.2 Interpretation. When a reference is made in this Agreement to an Appendix, Exhibit or Schedule, such reference shall be to an Appendix, Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is used in the inclusive sense of “and/or.” The terms “or,” “any” and “either” are not exclusive. When used herein, the words “to the extent” shall be deemed to be followed by the words “but only to the extent.” The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time, including through the promulgation of applicable rules or regulations. References to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to any Person include the successors and permitted assignees of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to one gender include all genders. When used herein, references to “$” or “dollar” shall be deemed to be references to dollars of the United States of America. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which shall be considered one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

9.4 Entire Agreement; Parties in Interest. This Agreement, the Appendixes, Exhibits and Schedules hereto, the Related Agreements, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, and are not intended to confer upon any other Person any rights or remedies hereunder (except that Section 5.13 is intended to benefit the Company’s manager and officers and Article VIII is intended to benefit Indemnified Parties).

9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void. Notwithstanding the foregoing, (i) Purchaser may assign this Agreement and any of its rights, interests or obligations hereunder, in connection with a merger, acquisition, sale of all or substantially all of its assets or other change in control transaction, (ii) Purchaser may assign its rights and delegate its obligations hereunder to its Affiliates as long as Purchaser remains ultimately liable for all of Purchaser’s obligations hereunder, and (iii) Purchaser may collaterally assign any of its rights, but not its obligations, under this Agreement to any of its financing sources; provided, however, that no such assignment shall relieve Purchaser of any of its obligations hereunder.

9.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.7 Specific Performance and Other Remedies.

(a) The parties to this Agreement agree that, in the event of any breach or threatened breach by the other party or parties hereto, any Equityholder or the Equityholder Representative of any covenant, obligation or other agreement set forth in this Agreement or any Related Agreement, as the case may be, (i) each party shall be entitled, without any proof of actual damages (and in addition to any other remedy that may be available to it), to an Order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other agreement and an injunction preventing or restraining such breach or threatened breach, and (ii) no party hereto shall be required to provide or post any bond or other security or collateral in connection with any such Order or injunction or in connection with any related action or legal proceeding.

(b) Except as otherwise expressly stated herein, any and all remedies herein expressly conferred herein upon a party hereto shall be deemed to be cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or in equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(c) The liability of any Person under Article VIII will be in addition to, and not exclusive of, any other liability that such Person may have at law or in equity based on (i) such Person’s fraudulent acts or omissions or willful breach or intentional misrepresentation or (ii) any other fraudulent acts or omissions or willful breach or intentional misrepresentation of which such Person had actual knowledge.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Legal Requirements of the State of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of a federal claim as to which federal courts have exclusive jurisdiction, the United States District Court for the District of Delaware) and to the appellate courts therefrom in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Legal Requirements of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

9.9 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule, each Appendix and each Exhibit attached hereto, the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, THE RELATED AGREEMENTS, THE MERGER OR THE OTHER TRANSACTIONS, OR THE ACTIONS OF ANY PERSON ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE NEGOTIATION, ADMINISTRATION, EXECUTION, DELIVERY, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT OR THE RELATED AGREEMENTS.

[Signature Page Next]

IN WITNESS WHEREOF, Purchaser, Merger Sub, the Company, the Equityholder Representative and the Equityholders have each caused this Agreement to be executed and delivered individually or by their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

UTXO MANAGEMENT GP, LLC

By:	/s/ Tyler Evans
Name:	Tyler Evans
Title:	Manager

EQUITYHOLDER REPRESENTATIVE:

By:	/s/ Tyler Evans
Name:	Tyler Evans

EQUITYHOLDER

By:	/s/ Tyler Evans
Name:	Tyler Evans

By:	/s/ David Bailey
Name:	David Bailey

[AGREEMENT AND PLAN OF MERGER]

PURCHASER:

NAKAMOTO INC.

By:	/s/ Amanda Fabiano
Name:	Amanda Fabiano
Title:	Chief Operating Officer

MERGER SUB:

UTXO GP MERGER SUB, LLC

By:	/s/ Amanda Fabiano
Name:	Amanda Fabiano
Title:	President

[AGREEMENT AND PLAN OF MERGER]

APPENDIX A

DEFINED TERMS

“210K Capital LPA” means the Amended and Restated Limited Partnership Agreement of 210K Capital, LP, a Delaware limited partnership.

“Accredited Investor” means an Equityholder who completes and delivers to Purchaser an Accredited Investor Questionnaire in form and substance satisfactory to Purchaser certifying that such Equityholder is an “accredited investor” as set forth therein, or who Purchaser in its sole discretion determines to be an “accredited investor” (as such term is defined in Rule 501(a) under the Securities Act).

“Action” means any action, suit, claim, complaint, litigation, investigation, audit, legal proceeding, arbitration or other similar dispute.

“Advisory Contract” means any investment management, investment advisory, or investment sub-advisory Contract, or any other Contract, arrangement, or understanding (whether written or oral), pursuant to which one or more of the Company provides Investment Management Services as of any date of determination, provided that if an Advisory Contract is with a client that is a Private Fund, such Advisory Contract shall include the Governing Documents (including the side letters) of such client.

“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries controls, is controlled by or is under common control with, such first Person.

“AI Tools” means any IT systems, Technology, tools, products and services, that are built using, integrate, leverage, or otherwise interact with any machine-based system that, for explicit or implicit objectives, infers, from the input it receives, how to generate outputs such as predictions, content, recommendations, or decisions that may influence physical or virtual environments, and includes any definition provided by applicable Legal Requirements, and/or by Company or any of its Subsidiaries in any of its written policies, procedures and contracts, for “artificial intelligence,” “generative artificial intelligence,” “artificial general intelligence,” “large language model,” “foundation model,” “machine learning,” “algorithm,” and any similar term.

“Anti-Corruption Laws” means the Foreign Corruption Practices Act of 1977 (15 U.S.C. §§ 78dd-1, et seq.), the UK Bribery Act of 2010, and any other applicable Legal Requirements prohibiting bribery or corruption.

“Base Consideration” means thirty million dollars ($30,000,000), payable in such number of shares of Purchaser Capital Stock pursuant to the terms of Section 1.8.

“Business” means all of the operations and activities of the Company prior to the Closing Date, as operated after the Closing Date by the Surviving Company or Purchaser or any of its Affiliates.

“Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in Nashville, Tennessee.

“Change in Control Payments” means any bonus, severance, termination, change in control, transaction, retention, profit-sharing or other similar compensation, benefits or payments to any Person (including payments with either “single-trigger” or “double-trigger” provisions) which are or may become payable by or on behalf of Purchaser or the Company in connection with the execution and delivery of this Agreement, the consummation of the Merger or any of the other transactions contemplated hereby or by the Company Related Agreements, in each case, including the employer portion of payroll Taxes.

Appendix A-1

“Charter Documents” means the certificate of formation of the Company, as amended, and the limited liability company agreement, as amended to date, each in full force and effect on the Agreement Date.

“Closing Cash” means, without duplication, (i) the aggregate amount of all cash and cash equivalents held by the Company, whether on hand or in deposit, checking, brokerage or other accounts of, or in any safety deposit box or other physical storage device provided by, a financial institution, in each case to the extent constituting “cash and cash equivalents” under GAAP, plus, (ii) to the extent not already reflected in cash and cash equivalents, the aggregate amount of all un-cleared deposits of the Company, minus (iii) the aggregate amount of cash needed to fund checks, drafts, draws and any electronic disbursements written or ordered by the Company but not cleared prior to the Closing (including in respect of any repayment of Unpaid Liabilities to be made by the Company prior to the Closing); provided, however, that Closing Cash shall not include any cash or cash equivalents subject to any legal or contractual restriction on the ability to transfer or use such cash or cash equivalents for any lawful purpose, including security deposits, collateral reserve accounts, escrow accounts, custodial accounts, and other similar restricted cash or cash equivalents.

“Closing Date Stock Price” means the average of the highest closing bid price and the lowest closing ask price per share of Purchaser Capital Stock on its primary exchange, as reported by Bloomberg, on the Closing Date; provided, that if the average cannot be calculated on such date on the foregoing basis, the Final Consideration Value shall be determined based on the fair market value of such shares on the Closing Date, as reasonably determined and in good faith by a majority of the disinterested independent directors of Purchaser.

“Closing Indebtedness” means, other than Assumed Indebtedness, the aggregate amount of all Company Indebtedness that has not been repaid by, or on behalf of, the Company prior to, or concurrently with, the Closing.

“Closing Pro Rata Portion” means, with respect to a particular Equityholder, an amount equal to such Equityholder’s ownership interest in the Company, expressed as a percentage, as of immediately prior to the Effective Time.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Closing Statement” means a statement, in form and substance reasonably satisfactory to Purchaser, setting forth in reasonable detail: (i) the Company’s unaudited Balance Sheet as of the Closing Date immediately prior to and before giving effect to the Closing, which shall be prepared in accordance with GAAP and consistent with the internal accounting standards, policies and principles of the Company, in each case, as used in the preparation of the Financial Statements; (ii) the Total Closing Consideration and each of the components and sub-components thereof; and (iii) all Transaction Expenses, which shall identify the Change in Control Payments incurred or anticipated to be incurred by or on behalf of the Company (including any Change in Control Payments anticipated to be incurred after the Closing), including an indication as to whether such amounts have been or will be paid by the Company prior to the Closing and those that will be paid concurrently with the Closing. The Company Closing Statement shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and delivered together with documentation reasonably satisfactory to Purchaser in support of the information, amounts, and calculations set forth therein.

Appendix A-2

“Company Employee” means, any current or former employee, consultant or independent contractor, officer or manager of the Company, or Person engaged by the Company, through a third party agency.

“Company Indebtedness” means the aggregate amount of all Indebtedness of the Company as of the particular date or time specified by the context.

“Company Material Adverse Effect” means any change, event, act, condition, failure, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of the Company taken as a whole, provided, however, that no such Effect shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been or will be a Company Material Adverse Effect to the extent resulting from any of the following: (a) changes or conditions affecting the industry in which the Company operates generally, or economic or political conditions or financial markets generally; (b) the announcement of this Agreement (other than any Conflict with (x) any provision of the Charter Documents, (y) any Contract to which the Company is a party or by which any of its properties or assets (whether tangible or intangible) are bound, or (z) any Legal Requirement applicable to the Company or any of its properties or assets (whether tangible or intangible)); (c) any failure by the Company to meet its internal budgets, plans or forecasts of its financial performance (but, in each case, not the underlying cause of such failure or the effects therefrom); or (d) changes in the trading price of Purchaser Capital Stock; or (e) natural disasters, acts of war, armed hostility or terrorism, provided that such Effects referenced in clauses (a) and (e) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on the Company.

“Company Product Data” means (i) all data and content uploaded or otherwise provided by or for customers or users (or their respective customers or users) of the Company to, or stored by or for customers or users (or their respective customers or users) of the Company on, the products of the Company; (ii) all data and content created, compiled, inferred, derived, or otherwise collected or obtained by or for the products of the Company or by or for the Company in its provision or operation of the products of the Company; and (iii) data and content compiled, inferred, or derived directly or indirectly from any of the data and content described in subclauses (i) and (ii) above.

“Competition Law” means any merger control or similar Legal Requirement that is applicable to the Merger and the other Transactions.

“Contract” means any written or oral contract, agreement, instrument, commitment, undertaking, or understanding of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), whether formal or informal.

“Covered Data” means Company Product Data and Personal Data.

“Delaware Law” means the General Corporation Law and the Limited Liability Company Act of the State of Delaware, in each case, as amended.

“Due Date” means the due date with respect to an applicable Tax Return (taking into account valid extensions).

Appendix A-3

“Encumbrance” means any lien, pledge, hypothecation, charge, claim, mortgage, security interest, encumbrance, right of way, right of first refusal, right of first offer, easement, license, or similar restriction.

“Equity Interests” means, with respect to any Person, (i) any share of capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person, (ii) any indebtedness, securities, options, warrants, call, subscription or other rights of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right to acquire any such share of capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested, (iii) any stock appreciation right, phantom stock, interest in the ownership or earnings of such Person or other equity equivalent or equity-based award or right, or (iv) any Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which any holder of securities of such Person may vote.

“Equityholder” means a holder of Company Equity Interests immediately prior to the Effective Time.

“Equityholder Matters” means any claim by any current, former or purported Equityholder or other securityholder of the Company, or any other Person, asserting, alleging or seeking to assert rights with respect to or in connection with any Equity Interest, including any claim asserted, based upon or related to (i) the ownership or rights to ownership of any Equity Interests of the Company, (ii) any rights of a securityholder of the Company, including any rights to securities, antidilution protections, preemptive rights, rights of first offer or first refusal or rights to notice or to vote securities of the Company, (iii) any rights under the Charter Documents, (iv) any actual or alleged breaches of fiduciary duty by any current or former manager or officer of the Company, (v) the Merger or any other transactions contemplated by this Agreement or any Company Related Agreement to which the Company is a party, including any inaccuracy in the Spreadsheet or (vi) any claim that such Person’s securities were wrongfully issued or repurchased by the Company, except, in each case, for the right following the Closing and in compliance with the terms of this Agreement of an Equityholder to receive such Person’s portion of the Base Consideration as provided herein and set forth on the Spreadsheet.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Ex-Im Laws” means all applicable U.S. or non-U.S. laws, except to the extent non-U.S. Legal Requirements are inconsistent with U.S. Legal Requirements, relating to exports, re-exports, transfers (in-country), boycotts, or imports (e.g., valuation, classification, duty and tariff treatment, country-of-origin marking requirements), including the Export Administration Regulations (15 C.F.R. Parts 730-774); the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130); the Foreign Trade Regulations (15 C.F.R. Part 30), and customs and import Legal Requirements administered by U.S. Customs and Border Protection (19 C.F.R. Parts 0-192).

“Final Consideration Value” means (i) the Final Total Closing Consideration, multiplied by (ii) the Closing Date Stock Price.

“Fraud” means actual and intentional common law fraud under the laws of the State of Delaware

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government Official” means: (i) any full- or part-time officer or employee of any Governmental Entity, whether elected or appointed; (ii) any person acting in an official capacity or exercising a public function for or on behalf of any Governmental Entity; or (iii) any political parties, political party officials, or candidates for political office.

Appendix A-4

“General Partner” means, with respect to any Private Fund, the manager, managing member, general partner, or other similar governing authority, board, or Person of such Private Fund.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, or any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Holdback Amount” means an amount equal to (i) the Holdback Shares multiplied by (ii) the Closing Date Stock Price.

“Holdback Shares” means an amount equal to ten percent (10%) of the Total Closing Consideration.

“Indebtedness” of any Person means, without duplication, as of any specified date, whether or not due and payable: (i) all indebtedness or other obligations or liabilities of such Person (a) for borrowed money, whether current or funded, secured or unsecured, (b) evidenced by bonds, debentures, notes or similar instruments (whether or not convertible) or arising under indentures, and (c) in respect of mandatorily redeemable or purchasable share capital or securities convertible into share capital; (ii) all liabilities of such Person for the deferred purchase price of property or services (including any potential future earn-out, purchase price adjustment, releases of “holdbacks” or similar contingent payments), which are required to be classified and accounted for under GAAP as liabilities (other than ordinary course trade payables); (iii) all liabilities of such Person in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which are, and to the extent, required to be classified and accounted for under GAAP as capital leases; (iv) all liabilities of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance, guarantee, surety, performance, or appeal bond, or similar credit transaction; (v) all guarantees by such Person of any indebtedness or other obligations or liabilities of a third party of a nature similar to the items described in clauses (i) through (iv) above, to the extent of the indebtedness or other obligation or liability guaranteed; (vi) the aggregate amount of all accrued interest payable with respect to any of the items described in clauses (i) through (v) above; and (vii) all liabilities for accrued and unpaid income Taxes of the Company for any period or portion of any period ending on or prior to the Closing Date, in each case, calculated in accordance with GAAP and on the assumption that any applicable Tax period that begins on or before and ends after the Closing Date ends on the Closing Date; provided, however, that such amounts shall not be an amount less than zero ($0) (as determined on a jurisdiction by jurisdiction basis) and shall be calculated: (x) except as set forth otherwise in this definition, based on the historical practices and procedures of the Company (including any elections, methods of accounting, and other filing positions), (y) in the case of any Straddle Period, by including any income Tax liability apportioned to the pre-Closing portion of such Straddle Period determined in accordance with Section 5.6(f), and (z) by including any positive adjustment made pursuant to Section 481 of the Code (or any corresponding or similar provision of applicable Legal Requirements) arising on or prior to the Closing Date that was not previously included in income by the Company; and (viii) the aggregate amount of all prepayment premiums, penalties, breakage costs, “make whole amounts,” costs, expenses and other payment obligations that would arise if any or all of the items described in clauses (i) through (vi) above were prepaid, extinguished, unwound and settled in full as of such specified date.

Appendix A-5

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following pursuant to the Legal Requirements of any jurisdiction throughout the world: (i) trademarks, service marks, trade names and similar indicia of source or origin, all registrations and applications for registration thereof; (ii) copyrights and all registrations and applications for registration thereof; (iii) trade secrets; (iv) patents and patent applications; (v) internet domain name registrations and social media accounts and pages; (vi) computer programs, operating systems, applications, firmware and other code and documentation thereof; (vii) other intellectual property and related proprietary rights; and (viii) and goodwill associated with any of the foregoing.

“Investment” as applied to any Person means any direct or indirect: (a) purchase or other acquisition by such Person of any other Person or any tangible or intangible assets, properties and/or rights of or from any other Person; (b) capital commitment or capital contribution by such Person to any other Person; and (c) investment by such Person in any other Person or any tangible or intangible assets, properties and/or rights of or from any other Person.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investment Management Services” means investment management, investment advisory, investment sub-advisory, investment supervisory, asset management, property management and/or related services.

“Investor” means any limited partner, member, shareholder (including any preferred shareholder), or other investor in a Private Fund.

“Key Employees” means with respect to the Company, David Bailey and Tyler Evans.

“knowledge” means, (i) with respect to the Company, the actual knowledge of Bailey, Evans, or any of the Key Employees, and the knowledge such Person would have after due inquiry of the subject matter thereof, and (ii) with respect to Purchaser, the actual knowledge of the Chief Operating Officer and General Counsel of Purchaser.

“Legal Requirements” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, Order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity of competent jurisdiction.

“Liens” means any and all liens, charges, mortgages, pledges, easements, security interests, options, right of first refusal, agreement of sale, restrictive covenant, assessment, or any other title defects or restrictions of any kind.

“Lock-Up Agreements” means the agreements pursuant to which specified Equityholders shall be prohibited from selling, transferring, pledging, hypothecating, or otherwise disposing of fifty percent (50%) of any Purchaser Capital Stock received as consideration for this Transaction (other than the Holdback Shares) for a period of not less than six (6) months following the Closing Date and fifty percent (50%) of any Purchaser Capital Stock (other than the Holdback Shares) received as consideration for this Transaction for a period of not less than twelve (12) months following the Closing Date, in the form attached hereto as Exhibit B.

“Lookback Date” means January 1, 2023.

“made available” means, with respect to any material, document, or information, that a copy of such material, document, or information has, on or before the date that is two (2) Business Days prior to the Agreement Date, been posted and made accessible to Purchaser to the electronic data room maintained by the Company in connection with the transactions contemplated hereby.

Appendix A-6

“Material Adverse Effect” means a Company Material Adverse Effect or Purchaser Material Adverse Effect.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order of any Governmental Entity or arbitrator.

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permit” means all permits, licenses, variances, clearances, consents, registrations, listings, exemptions, qualifications, designations, and approvals.

“Permitted Liens” means (a) Liens for Taxes of Governmental Entities not yet due and payable or being contested in good faith by appropriate proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of law if the underlying obligations are not delinquent, (c) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (d) purchase money liens and liens securing rental payments under capital lease arrangements, (e) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money, and (f) title and other rights of a lessor arising under or in connection with a capital or operating lease.

“Personal Data” means (i) any data or information that, alone or in combination with other data or information, can be used to identify, locate, or contact an individual; (ii) any other data or information defined as “personal data”, “personally identifiable information”, “individually identifiable health information,” “protected health information,” or “personal information” under any applicable Legal Requirement; and (iii) any data or information that is associated, directly or indirectly (by, for example, records linked via unique keys), with any of the foregoing.

“Person” means any natural person or entity, including a company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, association, business organization or Governmental Entity.

“PIPE Investment” means that certain private investment in public equity transaction and related subscription agreements for the issuance of Purchaser common stock dated as of May 12, 2025 and June 19, 2025.

“Pre-Closing Taxes” means, without duplication, (i) any and all Taxes of or imposed on the Company for any and all Pre-Closing Tax Periods, (i) any and all Taxes of or imposed on the Company for any and all portions of Straddle Periods ending on the Closing Date (determined in accordance with Section 5.6(f)), (iii) any and all Taxes of an “affiliated group” (as defined in Section 1504 of the Code) (or affiliated, consolidated, unitary, combined or similar group under applicable state, local or foreign Legal Requirements) of which the Company (or any predecessor of any such Person) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 (or any predecessor or successor thereof or any analogous or similar state, local or foreign Legal Requirements), (iv) any and all Taxes of or imposed on any of the Equityholders or their Affiliates, including Taxes of the Equityholders or any of their Affiliates imposed on Purchaser or any of its Affiliates, or the Company as a result of transferee, successor or similar liability (including bulk transfer or similar Legal Requirements) or pursuant to any Legal Requirements or otherwise, which Taxes relate to an event or transaction (including transactions contemplated by this Agreement) occurring on or before the Closing Date, and (v) any and all Transfer Taxes required to be paid by the Equityholders pursuant to Section 5.6(d); provided, however, that “Pre-Closing Taxes” shall not include any items taken into account in the Final Total Closing Consideration.

Appendix A-7

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Private Funds” means any private investment fund or pooled or collective investment vehicle that is not required to be registered as an investment company under the Investment Company Act with respect to which the Company: (i) provides Investment Management Services; or (ii) serves as General Partner.

“Purchaser Capital Stock” means the shares of common stock of Purchaser to be issued to the Equityholders, subject to certain customary restrictions by Purchaser.

“Purchaser Material Adverse Effect” means any Effect, individually or when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of Purchaser Material Adverse Effect, that is or is reasonably likely to (i) materially impede the authority of Purchaser to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and Legal Requirements, or (ii) be materially adverse to the business, assets (including intangible assets), liabilities, capitalization, financial condition or results of operations of Purchaser and its Affiliates taken as a whole, provided, however, that no such Effect shall be deemed to constitute, in and of itself, or be taken into account in determining whether there has been or will be a Purchaser Material Adverse Effect to the extent resulting from any of the following: (a) changes or conditions affecting the industry in which Purchaser operates generally, or economic or political conditions or financial markets generally; (b) the announcement of this Agreement (other than any Conflict with (x) any provision of the Charter Documents, or (y) any Legal Requirement applicable to the Company or any of its properties or assets (whether tangible or intangible)); (c) any failure by Purchaser to meet its internal budgets, plans or forecasts of its financial performance (but, in each case, not the underlying cause of such failure or the effects therefrom); (d) changes in the trading price of Purchaser Capital Stock; or (e) natural disasters, acts of war, armed hostility or terrorism, provided that such Effects referenced in clauses (a) and (e) do not, individually or when taken together with all other such Effects, have a disproportionate or unique effect on the Company.

“Purchaser Restated Certificate” means Purchaser’s Certificate of Incorporation, as amended by that certain Certificate of Amendment, as may hereinafter be amended.

“Related Agreements” means the Company Related Agreements and the Purchaser Related Agreements.

“Reference Price” means $1.12.

“Sanctioned Country” means any country or territory that is or has been in the last five (5) years, the subject or target of comprehensive sanctions under Sanctions Laws (which includes, at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and the so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine).

“Sanctions Laws” means all applicable laws relating to economic or trade sanctions, including the laws administered or enforced by the U.S. Treasury Department’s Office of Foreign Assets Controls (“OFAC”), and solely to the extent applicable to the Company’s activities in the relevant jurisdiction, analogous sanction laws of other jurisdictions in which the Company conducts activities that are subject to such laws.

Appendix A-8

“Sanctioned Person” means: (a) any Person designated on any Sanctions Laws-related list of sanctioned persons, including, but not limited to, OFAC’s Specially Designated Nationals and Blocked Persons List, (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or, where relevant under applicable Sanctions Laws, otherwise controlled by, a Person or Persons described in clause (a), or (c) any Person who is located in, organized under the laws of, or ordinarily a resident in a Sanctioned Country.

“Securities Act” means the Securities Act of 1933, as amended.

“Spreadsheet” means a spreadsheet, in form and substance reasonably satisfactory to Purchaser, setting forth in reasonable detail:

(a) with respect to each Equityholder: (i) the name, address and e-mail address of such Person; (ii) the Company Equity Interests held by such Person; (iii) the aggregate number of shares of Purchaser Capital Stock that such Person is entitled to receive on account of such Company Equity Interests; (vi) the number of Holdback Shares to be retained by Purchaser on behalf of such Person on account of such Company Equity Interests; and (vii) the number of shares of Purchaser Capital Stock to be issued to such Person on account of such Company Equity Interests, after deduction of the amounts referred to in clause (iii); and

(b) a calculation of the aggregate portion of the Total Closing Consideration to be paid to any Person.

The Spreadsheet shall be certified as complete and correct by the Chief Executive Officer and Chief Financial Officer of the Company as of the Closing Date and delivered together with documentation reasonably satisfactory to Purchaser in support of the information, amounts, and calculations set forth therein.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” means with respect to any entity, that such entity shall be deemed to be a “Subsidiary” of another Person if such other Person directly or indirectly owns, beneficially or of record, (i) an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (i) at least a majority of the outstanding equity interests of such entity.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any federal, state, local and foreign (i) net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), escheat, employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, to the extent the foregoing are in the nature of a tax, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary, aggregate or similar group (including any arrangement for group or consortium relief or similar arrangement) for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person, as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or by Contract, including any liability for taxes of a predecessor or transferor or otherwise by operation of Legal Requirements.

Appendix A-9

“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, and information returns and reports), including amendments thereof and attachments and schedules thereto, filed or required to be filed with any Governmental Entity with respect to Taxes.

“Tax Sharing Agreement” shall mean any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including, without limitation, any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document).

“Technology” means tangible or intangible embodiments of Intellectual Property including (i) software, (ii) databases, compilations, collections of data and (iii) designs, manufacturing schematics, algorithms, methods and processes, databases, lab notebooks, prototypes, works of authorship, (whether or not copyrightable), models, know-how, and inventions (whether or not patentable) in whatever form and on whatever medium.

“Tennessee Law” means the Tennessee Business Corporation Act and the Tennessee Revised Limited Liability Company Act, in each case, as amended.

“Total Closing Consideration” means, without duplication, such number of shares of Purchaser Capital Stock equal to (a) (i) the Base Consideration, plus (ii) Closing Cash, less (iii) Unpaid Liabilities (to the extent Closing Cash is not reduced by such amount), divided by (b) the Reference Price.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

“Transaction Expenses” means all third-party fees, costs, expenses, payments, expenditures, or liabilities incurred by or on behalf of the Company or any Equityholder or such Equityholder’s Affiliates (to the extent such amounts are to be paid, or are payable, by the Company) in connection with the Transactions contemplated by this Agreement or any Company Related Agreement to which the Company is a party or the negotiation, execution, delivery, and performance of this Agreement or any Company Related Agreement to which the Company is a party, whether or not billed or accrued prior to the Closing (including, to the extent not otherwise a reduction to the Total Closing Consideration distributed in connection with the Closing) (i) any fees, costs expenses, payments and expenditures of legal counsel, accountants, financial advisors, consultants, the Equityholder Representative and other service providers, (ii) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers, and insurers, or similar Persons, (iii) any amounts in respect of any indemnification, compensation, reimbursement, contribution, or similar obligations to any of the Persons described in clauses (i) or (ii), (iii) Change in Control Payments, and (iv) any other fees, costs, expenses, payments, expenditures, or liabilities incurred by any Equityholder or any employee, consultant or independent contractor of the Company paid for or to be paid for by the Company in connection with the transactions contemplated by this Agreement or any Company Related Agreement.

“Treasury Regulations” shall mean the permanent and temporary regulations, and all amendments, modifications and supplements thereof, from time to time promulgated by the United States Department of the Treasury under the Code.

“United States” or “U.S” means the United States of America.

“Unpaid Liabilities” means, without duplication, all (i) Closing Indebtedness and (ii) Unpaid Transaction Expenses.

“Unpaid Transaction Expenses” means all Transaction Expenses that have not been paid by the Company prior to, or concurrently with, the Closing.

[Table of Defined Terms follows]

Appendix A-10

Index of Defined Terms

$38
Accredited Investor Questionnaire	27
Adjustment Deficit	24
Adjustment Objection Notice	23
Adjustment Surplus	24
Agreement	1
Agreement Date	1
Alternative Arrangements	34
Anti-Trust Objections	19
Assignment Agreement	1
Assumed Indebtedness	24
Bailey	1
Balance Sheet	8
Balance Sheet Date	8
Benefit Plan	11
Books and Records	8
BTC	1
BTC Merger	2
BTC Merger Agreement	2
BTC Merger Sub	2
BTC MSA	1
BTC Option	1
Certificate of Formation	5
Certificate of Merger	3
Claim Date	34
Claim Notice	34
Closing	2
Closing Date	2
Closing Expense Pay-off Letters	22
Closing Indebtedness Pay-off Letter	24
Closing Statement	22
Company	1
Company Consent	1
Company Equity Interests	1
Company Intellectual Property	7
Company Related Agreements	5
Conflict	6
D&O Indemnified Parties	25
Defense Costs	35
dollar	38
Effective Time	3
Electronic Delivery	38
Equityholder Representative	1
Evans	1
Final Holdback Release Consideration	34
Final Total Closing Consideration	24
Financial Statements	8

Appendix A-1

Fund Permits	12
Fundamental Representations	31
Fundamental Representations Survival Date	31
General Survival Date	31
Governmental Approval	5
Indemnifiable Matters	32
Indemnified Party	32
Indemnifying Party	32
Independent Accountant	23
Initial Holdback Release Consideration	34
Intended Tax Treatment	2
Interested Party	12
Lease	8
Leased Real Property	8
Manager	1
Material Contracts	11
Merger	1
Merger Sub	1
Nakamoto Holdings	1
NASDAQ	14
Objection Deadline	35
Objection Notice	35
Permits	7
Pre-Closing Performance Fees	26
Purchaser	1
Purchaser Indemnified Parties	32
Purchaser Indemnified Party	32
Purchaser Indemnifying Parties	32
Purchaser Indemnifying Party	32
Purchaser Loss	32
Purchaser Losses	32
Purchaser Option	1
Purchaser Related Agreements	14
Purchaser SEC Reports	16
Qualified Benefit Plan	11
Representative Losses	36
SEC	16
SECURITIES ACT	4
Seller Indemnified Parties	32
Seller Indemnified Party	32
Seller Indemnifying Parties	32
Seller Indemnifying Party	32
Seller Loss	32
Seller Losses	32
Survival Date	31
Surviving Company	2
Tax Matters Survival Date	31
Termination Date	30
Third Party Claim	35
Threshold Amount	33
Transfer Taxes	20
UTXO MSA	1
Waived Payments	18

Appendix A-2